As filed with the Securities and Exchange Commission on August 16, 2021.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Amesite, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	82-3431717
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

607 Shelby Street, Suite 700 PMB 214

Detroit, MI 48226
(734) 876-8130
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ann Marie Sastry, Ph.D.
Chief Executive Officer
Amesite Operating Company
607 Shelby Street, Suite 700 PMB 214

Detroit, MI 48226

(734) 876-8130
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman Sean F. Reid Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 (212) 653-8700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	4,200,000	$2.21	$9,282,000	$1,012.67

(1)	Represents 911,824 shares previously issued to the selling stockholder and up to 3,288,176 shares that are issuable at the option of the registrant pursuant to a purchase agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the Nasdaq Capital Market on August 12, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2021

PRELIMINARY PROSPECTUS

4,200,000 Shares

Amesite, Inc.

Common Stock

This prospectus relates to the resale, from time to time, of up to 4,200,000 shares of our common stock, par value $0.0001 per share, by the selling stockholder, Lincoln Park Capital Fund, LLC, which we refer to as Lincoln Park or the selling stockholder.

The shares of common stock to which this prospectus relates includes shares that have been or may be issued to Lincoln Park pursuant to a purchase agreement between us and Lincoln Park dated August 2, 2021, which we refer to as the “Purchase Agreement”. On August 2, 2021, we sold 759,109 shares of our common stock to Lincoln Park in an initial purchase under the Purchase Agreement for a total purchase price of $1,500,000. We also issued 152,715 shares of our common stock to Lincoln Park as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by Lincoln Park. However, we may receive proceeds of up to an additional $15,000,000 from the sale of certain of the shares to Lincoln Park under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

Lincoln Park may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” on page 63 for more information about how Lincoln Park may sell the shares of common stock being registered pursuant to this prospectus.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares to which this prospectus relates. Lincoln Park will pay or assume discounts, commissions, and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “AMST.” On August 12, 2021, the closing sale price of our common stock as reported on Nasdaq was $2.18. You are urged to obtain current market quotations for the common stock.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Our business and investment in our common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August    , 2021.

We have not, and the selling stockholder has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

- i -

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” or “the Company” refer to: Amesite Inc. Additionally, references to our “Board” refer to the board of directors of our Company. Additionally, references herein to our “certificate of incorporation” or our “bylaws” refer to our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Overview

We are an artificial intelligence driven platform and course designer that rapidly provides customized, high performance and scalable online products for schools and businesses. We use machine learning to provide a novel, mass customized experience to learners. Our customers are businesses, universities and colleges, and non-profit organizations. We are passionate about improving the learner experience and learner outcomes in online learning products, and improving our customers’ ability to create and deliver both. We are focused on creating the best possible technology solutions and have been awarded an innovation award for our product. We are committed to our team, and have twice been recognized with workplace excellence awards.

Our Strategy

We work closely with our customers to deliver online learning products. Our business model offers flexibility for our customers, either in sharing revenue or in licensing our platform and paying fees to us to create, launch and maintain learning products. We have entered into master service agreements with our customers, including, but not limited to, universities and The Henry Ford, as well as statements of work detailing the services to be rendered and programs or products to be delivered on the platform. We convert customer content onto our proprietary platform, or generate content for our customers, and use the proprietary data we collect on learner behavior and responses with their consent, to deliver to learners engaging, effective college courses. We aim to reduce the cost of delivering outstanding online learning products, and improve learner experience and performance.

Our Proprietary Technology

We believe that online learning products are essential for accessibility, engagement and scalability for educational institutions and businesses alike. We utilize artificial intelligence to achieve improved engagement, and continuous integration of current, qualified information into our learning products.

Our Research and Development Programs

We use advanced technologies to create effective and accessible learning environments. We seek to improve learning at many levels. Our research and development programs will expand continuously based on learner preferences, outcomes and the desires of our customers. Some of these will include:

●	Improvements in learner engagement with cloud-based platforms. We will continuously gather data on how learners engage with us and other online platforms, and conduct research and development to create and incorporate useful tools for learning on our platform.

●	Improvements in instructor experience using our platform. We will continuously develop tools designed to improve the ability of our customers to deliver timely and relevant content, deliver assessments which are fair, correctly represent educational objectives and give repeatable outcomes when employed on our platform.

●	Algorithms for optimizing learning products for those pursuing certifications or degrees. We will conduct research to improve the efficiency and robustness of our algorithms, employing mixed models to deliver validated tools. We will use our algorithms to deliver solutions for seeking courses, determining their transferability, and determining their applicability toward degrees.

●	Qualification of information for use by learners at the college level. We plan to provide both our customers and our learners with the constantly improving ability to find and integrate qualified information into products on our platform, and maximize learner ability to utilize qualified information, designed to offer learners the most carefully curated, most relevant, timely and engaging materials in every discipline in which we offer products.

Risks Factors

Our ability to implement our current business strategy is subject to numerous risks, as more fully described in the section titled “Risk Factors.” These risks include, among others, the following:

●	We have a short operating history in online programs and may fail to grow our customer base;

●	We have not developed a strong customer base and we have not generated sustainable revenue since inception. We cannot assure you that we ever will. We will incur significant losses in launching products and we may not realize sufficient subscriptions or profits in order to sustain our business;

●	There has historically been substantial doubt about our ability to continue as a going concern;

●	Our business model relies on us successfully licensing our platform and providing services to colleges, universities, and businesses for creation and online delivery of their learning products. If we fail to attract customers, or to negotiate agreements with them that provide us with sustainable revenue, it will impair our ability to operate and grow our business;

●	We will be relying on our college and university customers to drive enrollment and revenue and continue to license our platform and pay for our services;

●	We will be relying on our enterprise customers to prioritize providing online learning programs to train or upskill their workforces;

●	We will face intense competition, which may cause pricing pressures, decreased gross margins and loss of market share and may materially and adversely affect our business, financial condition and results of operations;

●	We are dependent on the services of certain key management personnel, employees, advisors and consultants. If we are unable to retain or motivate such individuals or hire qualified personnel, we may not be able to grow effectively;

●	We have risk factors within and outside of our control that may inhibit our ability to deliver products on our platform;

●	We may have risks related to our financial condition;

●	We may have risks related to managing any growth we may experience;

●	If our security measures or those of our future business partners are breached or fail and result in unauthorized disclosure of data, we could lose customers and/or fail to attract new customers. Such breach or failure could also harm our reputation and expose us to protracted and costly lawsuits;

●	We may have risks related to regulatory requirements;

●	The price of our common stock may fluctuate substantially;

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively;

●	We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results;

●	Market and economic conditions may negatively impact our business, financial condition and share price;

●	If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline;

●	Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall;

●	We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares;

●	We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors;

●	We may be at risk of securities class action litigation;

●	The Nasdaq Capital Market may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions;

●	If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult;

●	Comprehensive tax reform bills could adversely affect our business and financial condition;

●	Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval;

●	Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between the Company and our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees; and

●	Certain provisions of our certificate of incorporation and Delaware law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in stockholders’ interest.

Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act. We could remain an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of the end of our most recently completed second fiscal quarter, if we have total annual gross revenue of approximately $1.1 billion or more during any fiscal year, or if we issue more than $1.0 billion in non-convertible debt during any three-year period.

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise generally applicable to public companies. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	option of delaying the adoption of certain new or revised financial accounting standards;

●	reduced disclosure about our executive compensation arrangements;

●	no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced disclosure and other requirements, and thus the information we provide to you may be different than you might get from other public companies in which you hold shares.

Our Corporate Information

We were originally incorporated in the State of Delaware on November 14, 2017 under the name “Amesite Inc.” On September 18, 2020, we consummated a reorganizational merger (the “Reorganization”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated July 14, 2020, whereby Amesite Inc. (“Amesite Parent”), our former parent corporation, merged with and into us, with our Company resulting as the surviving entity. In connection with the same, we filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, and changed our name from “Amesite Operating Company” to “Amesite Inc.”

Our corporate headquarters are located at Amesite Inc., 607 Shelby Street, Suite 700 PMB 214, Detroit, MI 48226, and our telephone number is (734) 876-8130. We maintain a website at www.amesite.com. Our filings with the SEC are available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC, and should not be relied upon.

THE OFFERING

Common stock being offered by the selling stockholder	Up to 4,200,000 shares

● 152,715 shares of common stock issued to Lincoln Park upon the execution of the Purchase Agreement, which we refer to as the “Commitment Shares.”
● 759,109 shares of common stock issued to Lincoln Park upon the execution of the Purchase Agreement for a total purchase price of $1,500,000, which we refer to as the “Initial Purchase Shares”; and
● Up to 3,288,176 shares of common stock that we may sell to Lincoln Park pursuant to the Purchase Agreement from time to time after the registration statement of which this prospectus is a part is declared effective and all of the other conditions set forth in the Purchase Agreement are satisfied.

Common stock outstanding before this offering	21,975,778 shares (as of August 12, 2021) (including the 152,715 Commitment Shares and 759,109 Initial Purchase Shares already issued to Lincoln Park pursuant to the Purchase Agreement).

Common stock outstanding after the offering	25,263,954 shares (assuming the issuance after the date of this prospectus by us to the selling stockholder pursuant to the Purchase Agreement of all of the shares that are being offered by this prospectus).

Use of proceeds	We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We have received $1,500,000 gross proceeds from Lincoln Park in the initial purchase under the Purchase Agreement, which we completed at the time we executed the Purchase Agreement, and we may receive up to an additional $15 million in gross proceeds that we may sell to Lincoln Park pursuant to the Purchase Agreement from time to time after the registration statement of which this prospectus is a part is declared effective. Any proceeds from the Lincoln Park that we receive under the Purchase Agreement are expected to be used for general corporate purposes, capital expenditures, working capital and general and administrative expenses. As the remainder of the proceeds are intended to be used for working capital, research and development and operational expenses, some of such proceeds may be used from time to time to pay officer and director compensation.

Risk factors	See “Risk Factors” on page 8 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NASDAQ symbol	AMST

The number of shares of our common stock to be outstanding after this offering is based on 21,975,778 shares of our common stock outstanding as of August 12, 2021 (including the 152,715 Commitment Shares issued to Lincoln Park and 759,109 Initial Purchase Shares purchased by Lincoln Park upon execution of the Purchase Agreement that are being registered herein) plus an additional 3,288,176 shares that are being registered herein and excludes the following as of August 12, 2021

●	1,096,023 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $1.57;

●	4,600,000 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan; and

●	155,000 shares of common stock issuable upon exercise of warrants issued to the representative of the underwriters as part of our initial public offering at an exercise price of $6.00 per share.

Summary Financial Data1

We present below our summary historical financial data. The historical financial data as of March 31, 2021 and 2020 has been derived from our audited financial statements and the related notes thereto, which are included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. This information should be read in conjunction with “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and the related notes included elsewhere in this prospectus. Our financial statements are prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”).

	March 31	June 30,
	2021	2020	2019
Current Assets
Cash and cash equivalents	$12,121,692	$4,093,874	$1,008,902
Accounts receivable-Net	6,900	61,120	-
Prepaid expenses and other current assets	625,686	227,274	102,842
Property and Equipment – Net	100,222	45,308	89,657
Capitalized Software – Net	1,359,573	1,277,097	974,562
Total assets	$14,214,073	$5,704,673	$2,175,963

Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable	$215,850	$112,053	$207,543
Due to Parent Company	-	2,025,600	-
Deferred Revenue	544,615	380,000	-
Accrued and other current liabilities:
Accrued compensation	96,356	62,485	48,643
Other accrued liabilities	178,097	124,639	74,848
Total current liabilities	1,034,918	2,704,777	331,034

Stockholder’s Equity:
Contributed capital	31,504,527	11,630,697	6,305,427
Accumulated deficit	(18,327,389)	(8,630,801)	(4,460,498
Total stockholder’s equity	13,179,155	2,999,896	1,844,929
Total liabilities and stockholder’s equity	$14,214,073	$5,704,673	$2,175,963

[1]	You don’t need this.

Three and Nine Months Ended March 31, 2021

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020
Net Revenue	$201,394	$20,937	$418,315	$61,244

Operating Expenses
General and administrative expenses	1,049,128	378,541	3,523,259	1,377,450
Technology and content development	615,157	344,401	1,593,934	924,072
Sales and marketing	860,562	182,814	1,385,202	565,198
Total operating expenses	2,524,847	905,756	6,502,395	2,866,720

Other Income (Expense)
Interest Income	703	8,134	1,323	16,125
Interest Expense	-	-	(3,613,831)	(77)
Total other income (expense)	703	8,134	(3,612,508)	16,048

Net Loss	$(2,322,750)	$(876,685)	$(9,696,588)	$(2,789,428)

Earnings per Share
Basic earnings per share	$(.11)	$(.06)	$(.51)	$(.19)
Weighted average shares outstanding	20,538,461	15,831,820	19,150,778	14,699,015

Year ended June 30, 2020 and 2019:

	June 30,
	2020	2019
Net Revenue	$59,749	$14,920

Operating Expenses
General and administrative expenses	2,046,968	2,923,002
Technology and content development	1,346,172	904,771
Sales and marketing	748,993	157,399
Total operating expenses	4,142,133	3,985,172

Interest Expense	(105,077)
Interest Income	17,158	31,321

Net Loss	$4,170,303	$3,938,931

Loss per Share
Basic loss per share	$(4,170)	$(3,939)
Weighted average shares outstanding	1,000	1,000

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business. Certain statements below are forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus. References to our “certificate of incorporation” or “bylaws” refer to our certificate of incorporation and bylaws in effect after the consummation of the Reorganization.

Risks Related to our Business

We have a short operating history in online programs and may fail to grow our customer base.

We were incorporated in November 2017, and have no operating history in offering online courses. Historically, we have had no significant tangible assets other than cash. If our assumptions about market needs are incorrect, we may fail to launch courses and gain initial customers. Even if we launch courses in a timely manner, our assumptions regarding recovery of upfront costs and growth of revenue may differ substantially from reality, in which case we will fail to achieve our revenue goals.

We have not developed a strong customer base and we have not generated sustainable revenue since inception. We cannot assure you that we ever will. We will incur significant losses in launching products and we may not realize sufficient subscriptions or profits in order to sustain our business.

We have not yet developed a strong customer base and we have not generated sustainable revenue since inception. We are subject to the substantial risk of failure facing businesses seeking to develop and commercialize new products and technologies. Maintaining and improving our platform will require significant capital. We will also incur substantial accounting, legal and other overhead costs as a public company. If our offerings to customers are unsuccessful, result in insufficient revenue or result in us not being able to sustain revenue, we will be forced to reduce expenses, which may result in an inability to gain new customers.

There has historically been substantial doubt about our ability to continue as a going concern.

We are in the early stages of developing our customer base and have not completed our efforts to establish a stabilized source of revenue sufficient to cover our costs over an extended period of time. For the years ended June 30, 2020 and 2019, we had net losses of $4,170,303 and $3,938,931, respectively. For the nine months ended March 31, 2021, we had a net loss of $9,696,588. At June 30, 2020, we concluded that there were conditions that raised substantial doubt about our ability to continue as a going concern. On September 25, 2020, the Company completed a stock offering through which it raised approximately $12.8 million in net proceeds. These funds provided operating capital for the Company. However, uncertainty remains regarding our ability to implement our business plan and to grow our business to a greater extent than we can with our existing financial resources without additional financing. Our long-term future growth and success is dependent upon our ability to raise additional capital and implement our business plan. There is no assurance that we will be successful in implementing our business plan or that we will be able to generate sufficient cash from operations, sell securities or borrow funds on favorable terms or at all. Our inability to generate significant revenue or obtain additional financing could have a material adverse effect on our ability to fully implement our business plan and grow our business to a greater extent than we can with our existing financial resources.

Our business model relies on us successfully licensing our platform and providing services to colleges, universities, and businesses for creation and online delivery of their learning products. If we fail to attract customers, or to negotiate agreements with them that provide us with sustainable revenue, it will impair our ability to operate and grow our business.

We may not be able to convince educational institutions and businesses that our methods will produce better outcomes than their current approaches to online learning products, in a cost-effective manner. We may also not be able to convince them to dedicate significant resources to moving courses onto our platform and gain their trust in operating them collaboratively. If our learning products are not better, or only modestly better than the incumbent versions, we will be unable to grow and gain more customers, which will materially harm our business.

We will be relying on our college and university customers to drive enrollment and revenue and continue to license our platform and pay for our services.

Factors within and outside of our control will affect enrollments and include the following:

●	Negative perceptions about online courses. Students may reject the opportunity to take courses online, when residential courses are offered as an option, due to negative perceptions of online education.

●	Ineffective marketing efforts. Our customers’ marketing efforts are required to drive enrollment of our online courses. If our customers fail to successfully execute our marketing strategies, they may not continue to license our platform.

●	Damage to customer reputation. Our customers’ rankings, reputation and marketing efforts strongly affect enrollments, none of which we control. If we fail to gain customers with strong, stable reputations and rankings, they will fail to achieve stable enrollments.

●	Lack of subscription to our courses. We do not control the courses required for a degree by our customers, and if the courses we offer do not build to a degree, enrollments could suffer.

●	Reduced enrollment in higher education due to lack of funding. Significant reductions in student funding, through grants or loans, would reduce enrollments in courses on our platform and could adversely affect our business model.

●	General economic conditions. Any contraction in the economy could be expected to reduce enrollment in higher education, whether by reducing funding, reducing corporate allowances for continuing education, general reductions in employment or savings or other factors. Any of these could substantially reduce licensing of our platform.

We will be relying on our enterprise customers to prioritize providing online learning programs to train or upskill their workforces.

Factors within and outside of our control will affect enrollments and include the following:

●	General economic conditions. Any contraction in the economy could be expected to cause business leaders to deprioritize workforce training.

●	Negative perceptions about online courses. Workers may reject the opportunity to take courses online through their employers.

We will face intense competition, which may cause pricing pressures, decreased gross margins and loss of market share and may materially and adversely affect our business, financial condition and results of operations.

We will compete with other online education services companies, and colleges and universities themselves. We expect competition in our markets to intensify as new competitors enter the online education market, existing competitors merge or form alliances and new technologies emerge. Our competitors may introduce new solutions and technologies that are superior to our platform. Certain of our competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can.

Increased competition could also result in pricing pressures, declining average selling prices for our service model, decreased gross margins and loss of market share. We will need to make substantial investments to develop these enhancements and technologies to our platform, and we cannot assure investors that we will have funds available for these investments or that these enhancements and technologies will be successful. If a competing technology emerges that is, or is perceived to be, superior to our existing technology and we are unable to adapt and compete effectively, our market share and financial condition could be materially and adversely affected, and our business, revenue, and results of operations could be harmed.

We are dependent on the services of certain key management personnel, employees, advisors and consultants. If we are unable to retain or motivate such individuals or hire qualified personnel, we may not be able to grow effectively.

We depend on the services of a number of key management personnel, employees, advisors and consultants and our future performance will largely depend on the talents and efforts of such individuals. We do not currently maintain “key person” life insurance on any of our employees, except for our Chief Executive Officer. The loss of one or more of such key individuals, or failure to find a suitable successor, could hamper our efforts to successfully operate our business and achieve our business objectives. Our future success will also depend on our ability to identify, hire, develop, motivate and retain highly skilled personnel. Competition in our industry for qualified employees is intense, and our compensation arrangements may not always be successful in attracting new employees and/or retaining and motivating our existing employees. Future acquisitions by us may also cause uncertainty among our current employees and employees of the acquired entity, which could lead to the departure of key individuals. Such departures could have an adverse impact on the anticipated benefits of an acquisition.

We have risk factors within and outside of our control that may inhibit our ability to deliver products on our platform.

Our customers will rely on us to deliver a stable platform, with correct measures of performance in a manner that instructors, lecturers, graduate student assistants and professors can easily use.

Even if we are successful in delivering a stable platform, our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. The following factors may affect our operating results:

●	our ability to compete effectively;

●	our ability to continue to attract users to our platform;

●	our ability to attract new customers to our platform;

●	our ability to attract colleges and universities to our platform;

●	the mix in our net revenues generated from customers and colleges and universities;

●	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and infrastructure;

●	our focus on long term goals over short-term results;

●	the results of our investments in risky projects;

●	general economic conditions and those economic conditions specific to our online courses;

●	our ability to keep our platform operational at a reasonable cost and without service interruptions;

●	the success of our geographical and product expansion;

●	our ability to attract, motivate and retain top-quality employees;

●	foreign, federal, state or local government regulation that could impede our ability to operate our platform;

●	our ability to upgrade and develop our systems, infrastructure and products;

●	new technologies or services that block our platform and user adoption of these technologies;

●	the costs and results of litigation that we may face;

●	our ability to protect our intellectual property rights;

●	our ability to forecast revenue;

●	our ability to manage fraud and other activities that violate our terms of services;

●	our ability to successfully integrate and manage our colleges and universities; and

●	geopolitical events such as war, threat of war, or terrorist actions.

We may have risks related to our financial condition.

We have a history of losses, will need substantial additional funding to continue our operations and may not achieve or sustain profitability in the future.

Our operations have consumed substantial amounts of cash since inception. We do not expect more than nominal revenues until at least some point during the fiscal year ending June 30, 2022. If our expectations prove incorrect, our business, operating results and financial condition will be materially and adversely affected. We anticipate that our operating expenses will increase in the foreseeable future as we continue to pursue the development of our platform, invest in marketing, sales and distribution of our platform to grow our business, acquire customers, and commercialize our technology. These efforts may prove more expensive than we currently anticipate, and we may not succeed in generating sufficient revenues to offset these increased expenses. In addition, we expect to incur significant expenses related to regulatory requirements, and our ability to obtain, protect, and defend our intellectual property rights.

We may also encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may increase our capital needs and/or cause us to spend our cash resources faster than we expect. Accordingly, we may need to obtain substantial additional funding in order to continue our operations. We cannot assure you that such additional funding will be available on favorable terms, or at all.

We may have risks related to managing any growth we may experience.

We may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders and harm our financial condition and operating results.

While there are currently no specific plans to acquire any other businesses, we may, in the future, make acquisitions of, or investments in, companies that we believe have products or capabilities that are a strategic or commercial fit with our current business or otherwise offer opportunities. In connection with these acquisitions or investments, we may:

●	issue shares of our common stock or other forms of equity that would dilute our existing stockholders’ percentage of ownership;

●	incur debt and assume liabilities; and

●	incur amortization expenses related to intangible assets or incur large and immediate write-offs.

We may not be able to complete acquisitions on favorable terms, if at all. If we do complete an acquisition, we cannot assure you that such acquisition will ultimately strengthen our competitive position or that such acquisition will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our expected operations, including:

●	problems integrating the purchased business, products or technologies;

●	challenges in achieving strategic objectives, cost savings and other anticipated benefits;

●	increases to our expenses;

●	the assumption of significant liabilities that exceed the limitations of any applicable indemnification provisions or the financial resources of any indemnifying party;

●	inability to maintain relationships with prospective key customers, vendors and other business partners of the acquired businesses;

●	diversion of management’s attention from their day-to-day responsibilities;

●	difficulty in maintaining controls, procedures and policies during the transition and integration;

●	entrance into marketplaces where we have limited or no prior experience and where competitors have stronger marketplace positions;

●	potential loss of key employees, particularly those of the acquired entity;

●	that historical financial information may not be representative or indicative of results as a combined entity; and

●	that our business and operations would suffer in the event of system failures, and our operations are vulnerable to interruption by natural disasters, terrorist activity, power loss and other events beyond our control, the occurrence of which could materially harm our business.

If our security measures or those of our future business partners are breached or fail and result in unauthorized disclosure of data, we could lose customers and/or fail to attract new customers. Such breach or failure could also harm our reputation and expose us to protracted and costly lawsuits.

Our platform and computer systems store and transmit proprietary and confidential information that is subject to stringent legal and regulatory obligations. Due to the nature of our product, we face an increasing number of threats to our platform and computer systems including unauthorized activity and access, system viruses, worms, malicious code, denial of service attacks, and organized cyberattacks, any of which could breach our security and disrupt our platform. The techniques used by computer hackers and cyber criminals to obtain unauthorized access to data or to sabotage computer systems change frequently and generally are not detected until after an incident has occurred. Our cybersecurity measures or those of our future business partners may be unable to anticipate, detect or prevent all attempts to compromise our systems or that of our future business partners. Our internal computer systems and those of our future business partners are or may also be vulnerable to telecommunication and electrical failures, the occurrence of which could result in material disruptions of our services. If our security measures are breached or fail as a result of third-party action, employee error, malfeasance or otherwise, we could be subject to liability or our business could be interrupted, potentially over an extended period of time. Any or all of these issues could harm our reputation, adversely affect our ability to attract new customers, cause existing customers to scale back their offerings or elect not to renew their agreements, cause prospective students not to enroll or students to not stay enrolled in our offerings, or subject us to third-party lawsuits, regulatory fines or other action or liability. Such issues could also cause a delay in the further development of our new technology for on-line education. Any reputational damage resulting from breach of our systems or disruption of our services could create distrust of our company by prospective customers. We do not currently have cyber risk insurance. In the event that we obtain one, such insurance may not be adequate to cover losses associated with such events, and in any case, such insurance may not cover all of the types of costs, expenses and losses we could incur to respond to and remediate a security breach. As a result, we may be required to expend significant additional resources to protect against the threat of these disruptions and security breaches or to alleviate problems caused by such disruptions or breaches.

We may have risks related to regulatory requirements.

On-line education is subject to ongoing regulatory obligations and review. Maintaining compliance with these requirements may result in significant additional expense to us and any failure to maintain such compliance could cause our business to suffer.

Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys’ fees and other costs. These enforcement actions could harm our business, financial condition and results of operations. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees.

Unfavorable global economic, business, or political conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control and the impact of health and safety concerns, such as those relating to the current COVID-19 coronavirus (“COVID-19”) pandemic. The recent global financial crisis in connection with the COVID-19 pandemic has caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including our ability to raise additional capital when needed on acceptable terms, if at all. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

Risks Related to the Offering and Our Common Stock

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On August 2, 2021, we entered into the Purchase Agreement with Lincoln Park and on that date we sold 759,109 shares of our common stock to Lincoln Park in an initial purchase under the Purchase Agreement for a total purchase price of $1,500,000. We also issued 152,715 shares of our common stock to Lincoln Park as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement. In addition, at any time following the twentieth business day after the after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement of which this prospectus is a part and that such registration statement remains effective, which we refer to as the “Commencement Date,” we have the option to direct Lincoln Park to purchase up to an additional $1,000,000 of shares of common stock, subject to conditions and limitations set forth in the Purchase Agreement. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period beginning on the Commencement Date. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

Subject to the terms of the Purchase Agreement, we generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some, or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the selling stockholder, or the actual gross proceeds resulting from those sales.

On August 2, 2021, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $16.5 million in shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over an approximately 24-month period commencing on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to Lincoln Park under the Purchase Agreement. Sales of our Common Stock, if any, to Lincoln Park under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our Common Stock that may be available for us to sell to Lincoln Park pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by Lincoln Park for the shares of Common Stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares (other than the Initial Purchase Shares) purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $16.5 million of our Common Stock to Lincoln Park, only 4,200,000 shares of our Common Stock are being registered for resale by Lincoln Park under the registration statement that includes this prospectus, consisting of (i) the 759,109 Initial Purchase Shares that we issued to Lincoln Park in the initial purchase upon our execution of the Purchase Agreement on August 2, 2021, (ii) the 152,715 Commitment Shares that we previously issued to Lincoln Park upon execution of the Purchase Agreement as consideration for its commitment to purchase our Common Stock under the Purchase Agreement and (ii) up to 3,288,176 shares of Common Stock that we may elect to sell to Lincoln Park, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement. If after the Commencement Date we elect to sell to Lincoln Park all of the 3,288,176 shares of Common Stock being registered for resale under this prospectus that are available for sale by us to Lincoln Park in Regular Purchases under the Purchase Agreement, depending on the market prices of our Common Stock during the applicable Regular Purchase valuation period for each Regular Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $16.5 million total purchase commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to Lincoln Park under the Purchase Agreement more than the 4,200,000 shares being registered for resale under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $16.5 million under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by Lincoln Park for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $2.1080, in which case, under applicable Nasdaq rules, the Exchange Cap limitation will not apply to issuances and sales of Common Stock under the Purchase Agreement, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Lincoln Park of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Lincoln Park under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 4,200,000 shares of Common Stock being registered for resale by Lincoln Park under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Lincoln Park is dependent upon the number of shares of Common Stock we ultimately sell to Lincoln Park under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Lincoln Park. If and when we do elect to sell shares of our Common Stock to Lincoln Park pursuant to the Purchase Agreement, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Lincoln Park to purchase up to $16,500,000 worth of shares of our common stock under our agreement over a 24-month period generally in amounts up to 50,000 shares of our common stock (such purchases, “Regular Purchases”), which may be increased to up to 150,000 shares of our common stock depending on the market price of our common stock at the time of sale, and, Lincoln Park’s committed obligation under any Regular Purchase shall not exceed $1,000,000.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $16,500,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to finance our future production plans and working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.2

An active trading market for our common stock may not be sustained.

Although our common stock is listed on the Nasdaq Capital Market, the market for our shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our common stock may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

The price of our common stock may fluctuate substantially.

You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

●	sale of our common stock by our shareholders, executives, and directors;

●	volatility and limitations in trading volumes of our shares of common stock;

●	our ability to obtain financing;

●	the timing and success of introductions of new products by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors;

●	our ability to attract new customers;

[2]	See rider for examples of additional RFs.

●	changes in our capital structure or dividend policy, future issuances of securities, sales of large blocks of common stock by our shareholders;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	our inability to enter into new markets or develop new products;

●	reputational issues;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;

●	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;

●	changes in industry conditions or perceptions;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.

We may in the future seek to acquire or invest in businesses, applications and services or technologies that we believe could complement or expand our services, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, we do not have any experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

●	inability to integrate or benefit from acquired technologies or services in a profitable manner;

●	unanticipated costs or liabilities associated with the acquisition;

●	difficulty integrating the accounting systems, operations and personnel of the acquired business;

●	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

●	difficulty converting the customers of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

●	diversion of management’s attention from other business concerns;

●	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

●	the potential loss of key employees;

●	use of resources that are needed in other parts of our business; and

●	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our common stock after the closing of this offering, the lack of research coverage may adversely affect the market price of our common stock. Furthermore, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to expand our business with existing customers and attract new customers.

Future sales and issuances of our securities could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including research and development, increased marketing, hiring new personnel, commercializing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights superior to our existing shareholders.

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to shareholders will therefore be limited to the increase, if any, of our share price.

We are an “emerging growth company” and are able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company” we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, small-cap issuers have experienced significant stock price volatility, particularly when associated with regulatory requirements by governmental authorities, which our industry now increasingly faces. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

The Nasdaq Capital Market may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

As of the date of this prospectus, our common stock listed on the Nasdaq Capital Market on or promptly after the date of this prospectus. Although we expect to continue to meet the Nasdaq Capital Market’s continued listing standards, we cannot assure you that our securities will be, or will continue to be, listed on the Nasdaq Capital Market in the future. In order to continue to have our securities listed on the Nasdaq Capital Market, we must maintain and comply with certain standards including, but not limited to, standards relating to corporate governance, stockholders equity and market value of listed securities. If we are unable to comply with the continued listing requirements of the Nasdaq Capital Market our securities may be delisted from the Nasdaq Capital Market. If our securities are delisted from the Nasdaq Capital Market, we could face significant adverse consequences including, but not limited to:

●	a limited availability of market quotations for our securities;

●	a limited amount of news and analyst coverage for our Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company, we incur significant additional legal, accounting and other expenses that we did not incur as a privately company. The obligations of being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the stock exchange on which our securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” Our management and other personnel devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of Sarbanes-Oxley requires annual management assessments of the effectiveness of our internal control over financial reporting. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

Comprehensive tax reform bills could adversely affect our business and financial condition.

The U.S. government recently enacted comprehensive federal income tax legislation that includes significant changes to the taxation of business entities. These changes include, among others, a permanent reduction to the corporate income tax rate. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform is uncertain, and our business and financial condition could be adversely affected. This prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our common stock. We urge our shareholders to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our common stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our directors, executive officers and each of our stockholders who owned greater than 5% of our outstanding Common Stock beneficially, as of August 12, 2021, own approximately 42% of our common stock. Accordingly, these stockholders have and will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, a merger, the consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with our other investors’ interests. For example, these stockholders could delay or prevent a change in control of us, even if such a change in control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their Common Stock as part of a sale of the Company or our assets. The significant concentration of stock ownership may negatively impact the value of our Common Stock due to potential investors’ perception that conflicts of interest may exist or arise.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between the Company and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees.

Our certificate of incorporation provides that unless the Company consents in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our certificate of incorporation or our bylaws, or (iv) any action asserting a claim against the Company, its directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our certificate of incorporation contains a federal forum provision which provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such provision, if applicable.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and other employees. Alternatively, if a court were to find our choice of forum provisions contained in either our certificate of incorporation or bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

Certain provisions of our certificate of incorporation and Delaware law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in stockholders’ interest.

Our certificate of incorporation and the Delaware General Corporation Law contain certain provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of our Company, even when these attempts may be in the best interests of our stockholders. We also are subject to the anti-takeover provisions of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” unless the business combination is approved in a prescribed manner and prohibits the voting of shares held by persons acquiring certain numbers of shares without obtaining requisite approval. The statutes and our certificate of incorporation have the effect of making it more difficult to effect a change in control of our Company.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our planned online machine learning platform’s ability to enable universities and other clients to offer timely, improved popular courses and certification programs, without becoming software tech companies;

●	our planned online machine learning platform’s ability to result in opportunistic incremental revenue for colleges, universities and other clients, and improved ability to garner state funds due to increased retention and graduation rates through use of machine learning and natural language processing;

●	our ability to obtain additional funds for our operations;

●	our ability to obtain and maintain intellectual property protection for our technologies and our ability to operate our business without infringing the intellectual property rights of others;

●	our reliance on third parties to conduct our business and studies;

●	our reliance on third party designers, suppliers, and partners to provide and maintain our learning platform;

●	our ability to attract and retain qualified key management and technical personnel;

●	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act, or JOBS Act;

●	our financial performance;

●	the impact of government regulation and developments relating to our competitors or our industry; and

●	other risks and uncertainties, including those listed under the caption “Risk Factors.”

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors”. We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We received $1,500,000 from Lincoln Park as its initial purchase pursuant to the Purchase Agreement, and we may receive up to an additional $15.0 million in gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement would be up to $16.5 million over an approximately 24-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

Any proceeds from the Lincoln Park that we receive under the Purchase Agreement are expected to be used for general corporate purposes, capital expenditures, working capital and general and administrative expenses. As the remainder of the proceeds are intended to be used for working capital, research and development and operational expenses, some of such proceeds may be used from time to time to pay officer and director compensation. As we are unable to predict the timing or amount of potential issuances of all of the additional shares issuable to the Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering. It is possible that no additional shares will be issued under the Purchase Agreement.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with “Summary Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All amounts in this report are in U.S. dollars, unless otherwise noted.

Overview

We were incorporated in the State of Delaware on November 14, 2017. We are an artificial intelligence driven platform and course designer that rapidly provides customized, high performance and scalable online products for schools and businesses. We use machine learning to provide a novel, mass customized experience to learners. Our customers are businesses, universities and colleges and nonprofit organizations. We are passionate about improving the learner experience and learner outcomes in online learning products, and improving our customers’ ability to create and deliver both. We are focused on creating the best possible technology solutions and have been awarded an innovation award for our product. We are committed to our team, and have twice been recognized with workplace excellence awards.

Our activities are subject to significant risks and uncertainties, including failure to secure additional funding to execute the current business plan.

The following discussion highlights our results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the three months ended March 31, 2021 and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on our unaudited condensed financial statements contained in this Quarterly Report on Form 10-Q, which we have prepared in accordance with United States generally accepted accounting principles, or GAAP. You should read the discussion and analysis together with such financial statements and the related notes thereto.

We are not currently profitable, and we cannot provide any assurance that we will ever be profitable. We incurred a net loss of $2,322,750 and $9,696,588 for the three months and nine months ended March 31,2021, respectively. We incurred a net loss of $16,004,639 for the period from November 14, 2017 (date of incorporation) to January 1, 2021.

Basis of Presentation

The financial statements contained herein have been prepared in accordance with GAAP and the requirements of the Securities and Exchange Commission (“SEC”).

Critical Accounting Policies and Significant Judgments and Estimates

This management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with U.S. GAAP, we base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Actual results may differ from these estimates if conditions differ from our assumptions. While our significant accounting policies are more fully described in Note 2 in the “Notes to Financial Statements”, we believe the following accounting policies are critical to the process of making significant judgments and estimates in preparation of our financial statements.

Internally-Developed Capitalized Software

We capitalize certain costs related to internal-use software, primarily consisting of direct labor and third-party vendor costs associated with creating the software. Software development projects generally include three stages: the preliminary project stage (all costs are expensed as incurred), the application development stage (certain costs are capitalized and certain costs are expensed as incurred) and the post-implementation/operation stage (all costs are expensed as incurred). Costs capitalized in the application development stage include costs related to the design and implementation of the selected software components, software build and configuration infrastructure, and software interfaces. Capitalization of costs requires judgment in determining when a project has reached the application development stage, the proportion of time spent in the application development stage, and the period over which we expect to benefit from the use of that software. Once the software is placed in service, these costs are amortized on the straight-line method over the estimated useful life of the software, which is generally three years.

Stock-Based Compensation

We have issued three types of stock-based awards under our stock plans: stock options, restricted stock units and stock warrants. All stock-based awards granted to employees, directors and independent contractors are measured at fair value at each grant date. We rely on the Black-Scholes option pricing model for estimating the fair value of stock-based awards granted, and expected volatility is based on the historical volatilities of peer company’s common stock. Stock options generally vest over two years from the grant date and generally have ten-year contractual terms. Restricted stock units generally have a term of 20 months from the closing date of the agreement. Stock warrants issued have a term of five years from the closing date of the respective private placements. Information about the assumptions used in the calculation of stock-based compensation expense is set forth in Notes 5 and 6 in the “Notes to Financial Statements” of this prospectus.

Revenue Recognition

We generate substantially all of our revenue from contractual arrangements with our customers to provide a comprehensive platform of tightly integrated technology and technology enabled services related to the programs and offerings we deliver.

Performance Obligations and Timing of Recognition

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

We derive revenue primarily from contractually specified percentages of the amounts our educational institution partners receive from their students in Amesite-hosted programs for tuition and fees, less credit card fees and other specified charges we have agreed to exclude in certain partner contracts. Our contracts with partners generally have three to six-year terms and have a single performance obligation, as the promises to provide a hosted platform of tightly integrated technology and services partners need to attract, enroll, educate and support students are not distinct within the context of the contracts. The single performance obligation is delivered as the partners receive and consume benefits, which occurs ratably over a series of academic terms. The fees received from partners over the term of the arrangement are variable in nature in that they are dependent upon the number of students that are enrolled in the program within each academic term. The fees are allocated to and are recognized ratably over the related academic term, defined as the period beginning on the first day of classes through the last. A refund allowance is established for our share of tuition and fees ultimately uncollected by university partners.

We do not disclose the value of unsatisfied performance obligations because the variable consideration is allocated entirely to a wholly unsatisfied promise to transfer a service that forms part of a single performance obligation (i.e., consideration received is based on student headcount, which is unknown in advance).

We also receive fees that are fixed in nature, such as annual license charges, in place or in conjunction with variable consideration. The fees are independent of the number of students that are enrolled in courses with our customers and are allocated to and recognized ratably over the service period of the contract that the Amesite platform is made available to the customer (i.e. the customer simultaneously receives and consumes the benefit of the software over the contract service period).

The following factors affect the nature, amount, timing, and uncertainty of our revenue and cash flows:

●	The majority of our customers are private and public learning institutions across various domestic regions, however the majority of our revenue is derived from enterprise customers

●	The majority of our customers have annual payment terms

Contract Fulfilment Costs

We incur certain fulfilment costs related to software design of specific course offerings for our customers, primarily comprised of software development costs. These costs are capitalized and recorded on a contract-by-contract basis and amortized using the straight-line method over the length of the contract. There were no costs to fulfill capitalized as of March 31, 2021 or June 30, 2020.

Accounts Receivable, Contract Assets and Liabilities

Balance sheet items related to contracts consist of accounts receivable (net) and contract liabilities on our condensed consolidated balance sheets. Accounts receivable (net) is stated at net realizable value, and we utilize the allowance method to provide for doubtful accounts based on management’s evaluation of the collectability of the amounts due. Our estimates are reviewed and revised periodically based on historical collection experience and a review of the current status of accounts receivable. Historically, actual write-offs for uncollectible accounts have not significantly differed from prior estimates. There was no allowance for doubtful accounts on accounts receivable balances as of March 31, 2021 and June 30, 2020.

We may recognize revenue prior to billing a customer when we have satisfied or partially satisfied our performance obligations as billings to our customers may not be made until after the service period has commenced. As of March 31, 2021 and June 30, 2020, we do not have any contract assets.

Contract liabilities as of each balance sheet date represents the excess of amounts billed or received as compared to amounts recognized in revenue on our condensed consolidated statements of operations and comprehensive loss as of the end of the reporting period, and such amounts are reflected as a current liability on our condensed consolidated balance sheets. We generally receive payments for our share of tuition and fees from university partners early in each academic term, prior to completion of the service period and our performance obligations. These payments are recorded as contract liabilities until the services are delivered or until our obligations are otherwise met, at which time revenue is recognized.

Some contracts also involve annual license fees, for which up-front amounts are received from customers. In these contracts, the license fees received in advance of the platform’s launch are recorded as contract liabilities.

Results of Operations

Three months ended March 31, 2021 compared to March 31, 2020

Revenue

We generated revenues of $201,394 for the three months ended March 31, 2021 as compared to $20,937 for the three months ended March 31, 2020, an increase of nearly ten times over the same period for the prior year. As compared to revenues generated of $106,812 for the three months ended December 31, 2020, this represents an increase of nearly 2 times over the same period for the prior quarter. We generated revenues of $418,315 for the nine months ended March 31, 2021 as compared to $61,244 for the nine months ended March 31, 2020. Revenue growth compared to prior year for both the three months and the nine months ended March 31, 2021 was primarily driven by growth in the sale of annual license fees and associated implementation and customization services. In addition, increases in variable revenue related to customer user fees also contributed to the year-over-year increase.

Operating Expenses

General and Administrative

General and administrative expenses consist primarily of personnel and personnel-related expenses, including executive management, legal, finance, human resources and other departments that do not provide direct operational services. General and administrative expense also includes professional fees and other corporate expense.

General and administrative expenses for the three months ended March 31, 2021 were $1,049,128 as compared to $378,541 for the three months ended March 31, 2020. General and administrative expenses for the nine months ended March 31, 2021 were $3,523,259 as compared to $1,377,450 for the nine months ended March 31, 2020. The increases are due primarily to the hiring of new team members.

Technology and Content Development

Technology and content development expenses consist primarily of personnel and personnel-related expense and contracted services associated with the ongoing improvement and maintenance of our platform as well as hosting and licensing costs. Technology and content expense also include the amortization of capitalized software costs.

As we worked in third quarter to position Amesite to close repeatable sales, we continued to create features and capabilities that supported customer needs at larger scale. On March 1, 2021, we announced the successful implementation of our whole enterprise solution for The Henry Ford Museum of American Innovation. We were able to provide their organization with the ability to migrate their entire training system into our AI-backed ecosystem, enabling them to more efficiently achieve their goals of teaching and inspiring the next generation of innovators and inventors. Since launching the Amesite platform, The Henry Ford has seen greater than 95% learner retention, which is in line with the overall Amesite average.

We believe that our continuous investment in our platform technology is a key factor in our product differentiation. We delivered our third generation (Gen 3) platform in January 2020, and have continued work on the next generation of the Amesite platform (Gen 4); and we are targeting availability by the end of Q1 2022.

We believe that our strong reviews and high learner retention are proof points on our product and will help drive sales. We are targeting maintaining these reviews with larger programs in Q4 2021 and Q1 2022.

We believe the specific, unique features that we have delivered have enabled our partners to launch programs easily and with low overhead. Automated grading and release, tracking of user participation and automation of notifications reduce administrative burdens for our customers, and improve the user experiences. In Q4 2021, we aim to deliver global dashboards, to enable multinational organizations to better plan, launch and track learning. We also aim to deliver expanded user analytics and demonstrate integration with other enterprise solutions in Q4 2021.

Our goal is to improve the way the world learns, specifically by improving the user experience in learning and providing more engaging, customized experiences.

Technology and content development expenses for the three months ended March 31, 2021 were $615,157 as compared to $344,401 for the three months ended March 31, 2020. Technology and content development expenses for the nine months ended March 31, 2021 were $1,593,934 as compared to $924,072 for the nine months ended March 31, 2020. The increases are due primarily to technical contract services that support the development of our technology.

Sales and Marketing

Sales and marketing expense consist primarily of activities to attract customers to our offerings. This includes personnel and personnel-related expenses, various search engine and social media costs as well as the cost of advertising.

We significantly increased expenditures on sales and marketing in Q3 2021 as we increased focus on our digital presence to drive lead generation and pipeline growth in support of our sales team. We also continued our focus on creation of value-added content and social posts including the release of The Henry Ford Museum of American Innovation case study. Our recruitment efforts within our sales and marketing teams continued. We hired an additional Director of Enterprise Sales as we believe the opportunity in the Enterprise market is significant and growing.

We have the ability to deliver solutions for whole enterprises, including enterprises that offer paid learning opportunities for other enterprises or individuals. We strive to be agile and aggressive in pursuing contracts at larger scales, even as we continue to provide services to companies and universities for specific programs and applications. We believe that the ease of use of our platform enables adoption in these cases, and in Q4 2021, we aim to demonstrate more results of programs.

We plan to pursue selected business opportunities, including joint collaboration and acquisitions that have the potential to build sales more rapidly. We aim to develop and pursue such opportunities on an annual basis to grow the Company.

Sales and marketing expenses for the three months ended March 31, 2021 were $860,562 as compared to $182,814 for the three months ended March 31, 2020. Sales and marketing expenses for the nine months ended March 31, 2021 were $1,385,202 as compared to $565,198 for the nine months ended March 31, 2020. The increases are due primarily to increased digital marketing efforts, personnel and personnel-related costs.

Interest Income

For the three months ended March 31, 2021, interest income totaled $703 as compared to interest income of $8,134 for the three months ended March 31, 2020. For the nine months ended March 31, 2021, interest income totaled $1,323 as compared to interest income of $16,125 for the nine months ended March 31, 2020.

Net Loss

Our net loss for the three months ended March 31, 2021 was $2,322,750 as compared to a net loss for the three months ended March 31, 2020 of $876,685. Our net loss for the nine months ended March 31, 2021 was $9,696,588 as compared to a net loss for the nine months ended March 31, 2020 of $2,789,428. The loss was substantially higher during the nine months ended March 31, 2021 compared to 2020 as a result of both increased operating expenses noted above, as well incremental interest expense incurred in connection with our Offering.

Fiscal year ended June 30, 2020 compared to June 30, 2019

Revenue

We generated revenues of $59,749 for the year ended June 30, 2020 as compared to $14,920 for the year ended June 30, 2019. Such revenues were primarily derived from contracts with university customers.

Operating Expenses

General and Administrative

General and administrative expenses consist primarily of personnel and personnel-related expenses, including executive management, legal, finance, human resources and other departments that do not provide direct operational services. General and administrative expense also includes professional fees and other corporate expense.

General and administrative expenses for the year ended June 30, 2020 were $2,046,968 as compared to $2,923,002 for the year ended June 30, 2019. The decrease of $876,034 is due primarily to the fair value of common stock warrants issued to a firm in connection with advisory services provided and recorded as an expense by the Company during the year ended June 30, 2019. The warrants have a term of five years and an exercise price of $1.50 per share. The Company measures the fair value of the warrants using the Black Scholes Model. The fair value of the warrants was $897,565.

Technology and Content Development

Technology and content development expenses consist primarily of personnel and personnel-related expense and contracted services associated with the ongoing improvement and maintenance of our platform as well as hosting and licensing costs. Technology and content expense also include the amortization of capitalized software costs.

Technology and content development expenses for the year ended June 30, 2020 were $1,346,172 as compared to $904,771 for the year ended June 30, 2019. The increase of $441,401 is due primarily to contract services that support the development of our technology platforms and amortization of capitalized software costs which increased $360,000 from $122,000 for the year ended June 30, 2019.

Sales and Marketing

Sales and marketing expense consist primarily of activities to attract customers to our offerings. This includes personnel and personnel-related expenses, various search engine and social media costs as well as the cost of advertising.

Sales and marketing expenses for the year ended June 30, 2020 were $748,993 as compared to $157,399 for the year ended June 30, 2019. The increase of $591,594 is due primarily to increased personnel and personnel-related costs of $229,665 and increased contracted services related to various search engine, social media and advertising costs.

Interest Income. For the year ended June 30, 2020, interest income totaled $17,158 as compared to interest income of $31,321 for the year ended June 30, 2019.

Interest Expense. Interest expense (including amortization of issuance costs) incurred in connection with Amesite Parent’s issuance of unsecured convertible notes in April and May 2020, payable to certain accredited investors amounted to $105,077 for the year ended June 30, 2020 as compared to interest expense of -0- for the year ended June 30, 2019. See Note 8 to Notes to the Financial Statements.

Net Loss. Primarily as a result of the increased operating expenses noted above, our net loss for the year ended June 30, 2020 was $4,170,303 as compared to a net loss for the year ended June 30, 2019 of $3,938,931.

Capital Expenditures

During the years ended June 30, 2020 and 2019, we had capital asset additions of $795,748 and $1,029,357, respectively, which were comprised of $784,987 and $997,535 respectively, in capitalized technology and content development, and $10,761 and $31,822, respectively, of property and equipment, including primarily computer equipment and software. We will continue to capitalize significant software development costs, comprised primarily of internal payroll, payroll related and contractor costs, as we build out and complete our technology platforms.

Financial position, liquidity, and capital resources

Overview

We are not currently profitable, and we cannot provide any assurance that we will ever be profitable, as indicated by our losses noted above.

As of March 31, 2021, our cash and cash equivalents balance totaled $12,121,692.

At present, we believe that our cash balances should be sufficient to satisfy our anticipated operating and investing needs beyond the next 12 months. However, it is possible that we will choose to accelerate our plan of operations in order to attract and sign more customers or to support current customers, and that we will require more funds than we currently have available to meet those needs. The source, timing and need for any future financing will depend principally upon market conditions, and, more specifically, on the decision to accelerate our plan of operations or alter our strategic growth plans. Funding may not be available when needed, at all, or on terms acceptable to us, and, even if it is available, future equity issuances may result in dilution to its existing stockholders and future debt securities may contain covenants that limit the Company’s operations or ability to enter into certain transactions. Lack of necessary funds may require us to, among other things, delay, scale back or eliminate any decision to accelerate our plan of operations or alter our strategic growth plans.

Off-Balance Sheet Arrangements

We did not have during the periods presented, nor do we currently have, any off-balance sheet arrangements as defined under applicable SEC rules.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

BUSINESS

Overview

We are an artificial intelligence driven platform and course designer that rapidly provides customized, high performance and scalable online products for schools and businesses. We use machine learning to provide a novel, mass customized experience to learners. Our customers are businesses, universities and colleges and nonprofit organizations. We are passionate about improving the learner experience and learner outcomes in online learning products, and improving our customers’ ability to create and deliver both. We are focused on creating the best possible technology solutions and have been awarded an innovation award for our product. We are committed to our team, and have twice been recognized with workplace excellence awards.

Our Strategy

We work closely with our customers to deliver online learning products. Our business model offers flexibility for our customers, either in sharing revenue or in licensing our platform and paying fees to us to create, launch and maintain learning products. We have entered into master service agreements with our customers, including, but not limited to, universities and The Henry Ford, as well as statements of work detailing the services to be rendered and programs or products to be delivered on the platform. We convert customer content onto our proprietary platform, or generate content for our customers, and use the proprietary data we collect on learner behavior and responses with their consent, to deliver to learners engaging, effective college courses. We aim to reduce the cost of delivering outstanding online learning products, and improve learner experience and performance.

We adapt to market needs for learning by adapting our platform’s back-end software (“codestack”) to deliver products our customer’s need. Educational institutions (EIs) and businesses have many needs for online tools and products that involve learning, beyond traditional courses, modules or programs. Our codestack offers the ability to curate information in real time for our customers and our business model enables us to generate content rapidly. Thus, we consider it a core part of our business to be continually seeking opportunities to adapt our platform into new areas.

Our Proprietary Technology

We believe that online learning products are essential for accessibility, engagement and scalability for educational institutions and businesses alike. We utilize artificial intelligence to achieve improved engagement, and continuous integration of current, qualified information into our learning products.

Our technology utilizes a flexible and scalable full stack solution, with robust tools powering front-end technology. Our code architecture offers outstanding accessibility and agility for engineers, using best-in-class languages for both client and server-side functions. We also use tools employed by many high-end platforms, including Netflix and PayPal. Our architecture enables us to achieve full integration of best-in-class third party tools, and custom-built features, delivering on-demand and as-needed, such as leading calendar platform integrations, and high quality, encrypted video calling.

Our architecture enables us to utilize artificial intelligence algorithms to ultimately improve learning outcomes. Much as artificial intelligence algorithms presently recognize, and respond to natural language on commercial platforms, predict behaviors and deliver suggestions, our algorithms have been developed to assist learners in accessing, utilizing and remaining engaged with platform content, their instructors and their peers.

We generate content for our customers using the highest standards in academia and business, and our business model enables us to deliver content for our customers efficiently and rapidly. Rapidly evolving technology has driven the need to continuously upskill students and workforces, and we use the highest possible standards to deliver this content according to customer needs. This substantially reduces the time it takes for traditional program creation by EIs or businesses.

We market to our customers, and enable them to offer and monetize learning products, or to deliver learning products to their own employees efficiently and cost effectively. Our customers want the capability of delivery to their own customers, and are best able to market to them. We deliver the content and technology to enable this.

We protect and utilize learner data solely to improve learning outcomes. Learner data is collected with learner permission, and information about learner behavior, study preferences and preference for types of material delivered as part of learning products, will be used to improve learning outcomes and learner experiences. We will validate algorithms using both offline and online testing. By correlating learner behaviors with specific outcomes as identified by qualified instructors, we will train our algorithms specifically for important learning outcomes, enabling it to be a useful tool for instructors. We believe that the combinations of information that will be collected through our educational products, and outcomes measured using our online learning products will be unique, and constantly improved. We will never sell or distribute our learner data to third parties without the explicit permission of learners. We will not deliver unwanted content or advertising to learners or to customer personnel. Our proprietary technology is developed solely for purposes of improving learner experiences and outcomes, and improving the ability of our customers to deliver outstanding educational products.

Our Research and Development Programs

We use advanced technologies to create effective and accessible learning environments. We seek to improve learning at many levels, including college and professional. Our research and development programs will expand continuously based on learner preferences, outcomes and the desires of our customers. Some of these will include:

●	Improvements in learner engagement with cloud-based platforms. We will continuously gather data on how learners engage with us and other online platforms, and conduct research and development to create and incorporate useful tools for learning on our platform.

●	Improvements in instructor experience using our platform. We will continuously develop tools designed to improve the ability of our customers to deliver timely and relevant content, deliver assessments which are fair, correctly represent educational objectives and give repeatable outcomes when employed on our platform.

●	Integration of new technology in the delivery of learning products. We will continuously develop improvements to our technology stack, inventing and integrating best-in-class online engagement features. These will range from invention of novel user experience features, to integration of capabilities offered by other vendors and developers. A “technology stack” is a combination of software products and programming languages used to create our platform.

●	Qualification of information for use by learners in all sectors. We plan to provide both our customers and our learners with the constantly improving ability to find and integrate qualified information into products on our platform, and maximize learner ability to utilize qualified information, designed to offer learners the most carefully curated, most relevant, timely and engaging materials in every discipline in which we offer products.

Our Intellectual Property

Our intellectual property rights include patent applications, trade secrets, trademark rights, and contractual agreements. Our patent applications are directed to our proprietary technology, including an artificial intelligence platform for learning, and will seek patent protection for our designs, development, and related alternatives by filing and prosecuting patent applications in the U.S. and other countries as appropriate.

We currently have seven pending U.S. patent applications, including one to cover the artificial intelligence platform, and others related to security, power consumption, blockchain, design and other technologies, including methods and systems. Any patent issued from these applications are expected to expire in 2038, not including any applicable patent term adjustment or extension or design patents.

We have protected our source codes, methodologies, algorithms, and techniques directed to other aspects of our artificial intelligence learning platform using our trade secret rights. We have filed intent-to-use trademarks for AMESITETM and KEEP LEARNINGTM with the United States Patent and Trademark Office. We have also secured domain names, including amesite.com, amesite.co, amesite.net, and others.

We ensure that we own intellectual property created for us by signing agreements with employees, independent contractors, consultants, companies, and any other third party that creates intellectual property for us or that assign any intellectual property rights to us. Portions of our platform may rely upon third-party licensed intellectual property.

We have established business procedures designed to maintain the confidentiality of our proprietary information, including the use of confidentiality agreements with employees, independent contractors, consultants and entities with which we conduct business.

Competition

The on-line and software industries for higher education are characterized by rapid evolution of technologies, fierce competition, government regulation, and strong defense of intellectual property. The overall market for technology solutions that enable providers to deliver education online is highly fragmented, rapidly evolving and subject to changing technology, shifting needs of learners and educators and frequent introductions of new methods of delivering education online. While we believe that our platform, programs, technology, knowledge, experience, and resources provide us with competitive advantages, we face competition from major on-line companies, academic institutions, governmental agencies, and public and private research institutions, among others.

Any learning product that we successfully develop and commercialize will compete with current learning products. Key product features that would affect our ability to effectively compete with other course offerings include efficiency, security and convenience, and availability. Our competitors fall primarily into the following groups:

●	Online Program Management (OPM) firms, who create and launch educational produces for EIs and businesses, using either their own or others’ Learning Management Systems (LMSs).

●	Learning Management System (LMS) technology firms, who offer technology platforms suitable for offering online educational or training products

●	Learning product aggregators, who offer multiple institutions’ or businesses’ learning products on online platforms for direct purchase by learners, or through licenses by institutions.

Many of the companies, colleges, or universities against which we may compete have significantly greater financial resources and expertise in education, software design and development, and have already obtained approvals and marketing approved products. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified engineers, scientists, and management personnel, as well as in acquiring technologies complementary to, or necessary for, our programs.

We expect that the competitive landscape will continue to expand as the market for online programs at non-profit institutions matures. We believe the principal competitive factors in our market include the following:

●	brand awareness and reputation;

●	ability of online programs to deliver desired learner outcomes;

●	robustness and evolution of technology offering;

●	breadth and depth of service offering;

Government Regulation and Product Approval

The education industry is heavily regulated. Institutions of higher education that award degrees and certificates to signify the successful completion of an academic program are subject to regulation from three primary entities, namely, the U.S. Department of Education, or DOE, accrediting agencies, and state licensing authorities. Each of these entities promulgates and enforces its own laws, regulations and standards, which we refer to collectively as education laws.

We contract with higher education institutions that are subject to education laws. In addition, we are required to comply with certain education laws as a result of our role as a service provider to institutions of higher education, either directly or indirectly through our contractual arrangements with customers. Our failure, or that of our customers, to comply with education laws could adversely impact our operations. As a result, we work closely with our customers to maintain compliance with education laws.

We will abide, as required, by the education laws, including incentive compensation rule, misrepresentation rule, accreditation rules and standards, among all state and federal regulations. We also closely monitor state law developments and we will work closely with our customers to assist them with obtaining any required approvals.

Our activities on behalf of our customers are also subject to other federal and state laws. These regulations include, but are not limited to, consumer marketing and unfair trade practices laws and regulations, including those promulgated and enforced by the Federal Trade Commission, as well as federal and state data protection and privacy requirements.

Sales and Marketing

We plan to grow our sales and marketing program as we build our customer base, advancing from our small, direct sales force to a distribution network that has existing relationships with colleges, universities and businesses.

We also intend to develop a branding strategy to introduce and support our platform. The strategy may include our presence at colleges, universities, and other educational institutions on a national, state, and regional basis to engage and educate users of our products, as well as engaging in a variety of other direct marketing methods to educational institutions and businesses.

Board of Advisors

Dennis Bernard, Chairman of the Board of Advisors

Mr. Bernard is the founder and President of Bernard Financial Group and Bernard Financial Servicing Group, or BFG. BFG is the largest commercial mortgage banking firm in Michigan, financing, on average, over $1.0 billion annually. Mr. Bernard has been involved with over 1,200 commercial real estate financial transactions totaling over $18.6 billion. Mr. Bernard specializes in both debt and equity placement with commercial lenders and institutional joint venture participants.

Martha A. Darling, Member

Over the past 22 years, Martha Darling has held volunteer leadership roles nationally and in Michigan and has consulted on education policy issues for the National Academy of Sciences and other nonprofits. Prior to moving to Ann Arbor, Ms. Darling was a Senior Program Manager at The Boeing Company in Seattle, from which she retired in 1998. She joined Boeing in 1987, with assignments in 747 Program Management, Government Affairs and Boeing’s Corporate Offices, where she supported the CEO and other executives. Previously, she was Vice President for Strategic Planning at Seattle-First National Bank and then, on loan from Seafirst, Executive Director of the Washington Business Roundtable’s Education Study. From 1977 to 1982 she was in Washington, DC as White House Fellow and Executive Assistant to Secretary of the Treasury W. Michael Blumenthal and then as Senior Legislative Aide to U.S. Senator Bill Bradley. She has also served as Special Assistant to the Governor of Washington, Research Social Scientist at the Battelle Seattle Research Center, and was a free-lance consultant to the Organization for Economic Cooperation and Development and other international organizations for four years in Paris.

Theodore l. Spencer, Member

Ted Spencer is Senior Advisor on Admissions Outreach at the University of Michigan. Prior to September 2014, he was Associate Vice Provost and Executive Director of Undergraduate Admissions. Before joining Michigan in 1989, he was an Associate Director of Admissions at the United States Air Force Academy. He is a graduate of the Military Air War College and was one of thirty-five Air Force recruiting commanders in the United States. He is a retired Lieutenant Colonel in the United States Air Force. Early in his career, he was a salesman for the IBM Corporation in the City of Detroit. Ted has presented at numerous professional conferences state-wide, nationally and internationally, and has written and published articles on the college admissions process. He has received numerous awards, and was recognized as the Point Man on Diversity Defense for affirmative action in college admissions. He has previously served as a Trustee for the College Board and on the faculty for the Harvard Summer Institute on College Admissions. Ted holds a MS degree in sociology from Pepperdine University and a BS in political science from Tennessee State University.

Employees

As of August 12, 2021, we have 22 full-time employees and 4 consultants. We intend to hire additional staff and to engage consultants in general administration on an as-needed basis. We also intend to engage experts in operations, finance and general business to advise us in various capacities. None of our employees are covered by a collective bargaining agreement, and we believe our relationship with our employees is good to excellent.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and certain information regarding each of our directors and executive officers as of August 12, 2021.

NAME	POSITION(S)	AGE
Ann Marie Sastry, Ph.D.	President, Chief Executive Officer, Chairman of the Board	53
Matthew Kern	Chief Financial Officer	36
Anthony M. Barkett (1) (2) (3)	Director	56
Barbie Brewer (2) (3)	Director	45
J. Michael Losh (1) (3)	Director	75
Richard Ogawa	Director	58
Gilbert S. Omenn, M.D., Ph.D. (1) (2) (3)	Director	79
George Parmer	Director	81

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Our “independent” board members (as such term is defined under Nasdaq listing rules), acting as a group, perform the functions of a nominating and corporate governance committee.

Executive Officers

Ann Marie Sastry, Ph.D. - President, Chief Executive Officer and Chairman of the board of directors

Dr. Sastry has been our President, Chief Executive Officer, and Chairman since our incorporation in November 2017. From April 2008 to October 2015, Dr. Sastry served as the President, Chief Executive Officer, member of the board of directors and co-founder of Sakti3, recognized as one of the Massachusetts Institute of Technology’s 50 Smartest Companies in 2015. Backed by a global team of venture capitalists Sakti3 was sold to Dyson Ltd. in 2015 for $90 million. Dr. Sastry was invited to the White House in 2015 to be recognized for her technology entrepreneurship, and meet with President Barack Obama. From October 2015 to November 2017, Dr. Sastry continued on with Dyson as head of the global solid state battery team, focusing on technology strategy and advancement, staff and organizational growth, and partnership development. Her technology and business work have been featured in the WSJ, Fortune, Forbes, the Economist, USA Today, the New York Times and on the cover of Inc.

Prior to starting her companies, Dr. Sastry was a professor of engineering at the University of Michigan. Dr. Sastry was named an Arthur F. Thurnau Professor (UM’s highest teaching honor) in 2008. Tenured and promoted early, Sastry was recognized with some of the highest honors in her scientific fields over her 17 year academic career, including the ASME Frank Kreith Energy Award (2011) and NSF’s Presidential Early Career Award for Scientists and Engineers (1997). She founded two academic research centers in intracellular signaling (Keck Foundation) and advanced automotive batteries (GM / Department of Energy), and a global graduate program in Energy Systems Engineering. She has co-authored over 100 publications and 100 patents and filings, and has delivered over 100 invited lectures and seminars globally on a range of scientific and technology topics, spanning mathematics, physics, bioscience and battery technology. Sastry is active in philanthropy and business mentorship, with a focus on education and poverty alleviation. She holds PhD and MS degrees from Cornell University, and a BS from the University of Delaware, all in mechanical engineering. We believe that Dr. Sastry’s experience working with successful companies and her experience in education qualifies her to serve on our board of directors.

Matthew Kern - Chief Financial Officer

Matthew Kern has been our Chief Financial Officer since February 2022. Prior to joining the Company, from April 2012 to February 2021, Mr. Kern was associated with Blackbaud, a cloud software company, where he was most recently the Director of Financial Planning and Analysis. Mr. Kern earned his B.S. in Financial Management from Clemson University and his Master’s Degree in Business Administration from Indiana University - Kelley School of Business.

Non-Employee Directors

Anthony M. Barkett - Director

Mr. Barkett has served as a member of our board of directors since February 2018. Mr. Barkett is a California-based real estate developer. He holds Bachelor of Arts degrees in Economics and Political Science from the University of California at Los Angeles, as well as a Juris Doctor degree from the University of the Pacific McGeorge School of Law. Mr. Barkett practiced law from 1994-2003 specializing in land use, affordable housing and government relations. He is currently the managing member of several LLC’s which developed and now own and manage commercial real estate in California, Arizona and Hawaii. He is the managing member of Oliveto, LLC which farms and manages olive and walnut orchards in Linden, CA. He is the CEO of Trinity Solar and managing member of Affordable Energy Partners, LLC which built and still owns and manages solar systems throughout CA. In 2013 he was appointed by Governor Jerry Brown to the California Citizens Compensation Commission, a State commission that sets compensation for the legislature. He is a board member and has been for 17 years of the Downtown Stockton Alliance which is a property owner based 501(c)(3) organized to promote and restore downtown Stockton. He is also a political consultant for Stockton East Water District and has held this position for 20 years. In 2016, he was a co-founder of Ready to Work a 501(c)(3) corporation formed to help homeless and previously incarcerated men get paid work, job training and permanent housing. Additionally, Mr. Barkett was appointed as a Commissioner to the Port of Stockton and is also a board member of Aspire Public Schools. We believe that Mr. Barkett’s non-profit experience qualifies him to serve on our board of directors.

Barbie Brewer - Director

Ms. Brewer has served as a member of our board of directors since July 2019. Ms. Brewer has been the Chief People Officer of Marqeta, Inc., since February 2019. From May 2017 to present, Ms. Brewer has also been the founder and CEO of TNT Consulting LLC, a consulting firm that advises early-stage growth companies. From September 2017 to February, 2019, Ms. Brewer was the Chief Culture Officer of GitLab Inc., an information technology and services company that uses open-source software to create a single application that covers the entire DevOps lifecycle. From 2011 through 2017, Ms. Brewer served as the Vice President of Human Resources at Netflix, where she led human resources for Netflix’s product innovation, engineering/development, business development and digital supply chain organizations at Netflix, managing a team that supported over 1,500 employees. Prior thereto, from April 2008 to January 2011, Ms. Brewer worked as a Vice President of Human Resources at Sportvision, a leading provider in sports entertainment products and data solutions. From 2000 through 2007, Ms. Brewer worked at Cisco as the Human Resources Manager. She also has certifications in Situational Leadership and Project Management. Ms. Brewer received a bachelor’s degree in communications and business from Santa Clara University, where she graduated Magna Cum Laude. She also holds a master’s degree in Human Resource Management from George Washington University. We believe that Ms. Brewer’s management experience qualifies her to serve on our board of directors.

J. Michael Losh - Director

Mr. Losh has served as a member of our board of directors since February 2018. Mr. Losh served as the Chief Financial Officer at Cardinal Health from July 2004 to May 2005. Mr. Losh was with General Motors from 1964 to 2000. He served as the Chief Financial Officer and Executive Vice President of General Motors Corp., from July 1994 to August 2000. He is the Chairman of the Board of Masco Corp. (NYSE: MAS) (2014-present), Director at Aon PLC (NYSE: AON) (2003-present), and a Director at Cardinal Health Inc. (NYSE: CAH) (1996 to 2009 and 2018 to present). Mr. Losh has served as a director of AMB Corp., Care Fusion Inc., Electronic Data Systems Corp., Delphi Automotive Systems Corp., Hughes Electronics, Quaker Oats Company, TRW Automotive Inc., HB Fuller Co, and Prologis, Inc. He served as Chairman of the boards of GMAC and Metaldyne Corp. Mr. Losh holds a B.S. in Mechanical Engineering from Kettering University and an M.B.A. from Harvard University. We believe that Mr. Losh’s public company experience qualifies him to serve on our board of directors.

Richard T. Ogawa - Director

Mr. Ogawa has served as a member of our board of directors since February 2018. Mr. Ogawa has been General Counsel at Inphi Corporation since 2013, responsible for overseeing legal matters as well as corporate, intellectual property, and government affairs. Mr. Ogawa is a Registered United States Patent Attorney and a Member of the California State Bar with more than 25 years of experience specializing in technology companies. Prior to Inphi, he was a Partner at Townsend and Townsend, a law firm focused on intellectual property. He is the founder and owner of Ogawa Professional Corporation, his own law firm, focusing on venture backed startup companies. He is General Counsel for Soraa Laser Diode, Inc., a venture funded company by Khosla Ventures, and is General Counsel for MCube, Inc. a venture funded company by Kleiner Perkins Caufield & Byers. He has also held a variety of engineering and management positions at NEC Electronics. He is a Charter Member of the Indus Entrepreneur Group (TIE) and had been a member of the boards of the Asian Law Alliance, American Intellectual Property Law Association, and others. Mr. Ogawa also served as a Partner Member for Technology Group 2800 of the United States Patent and Trademark Office. He received a B.S. in Chemical Engineering from the University of California, Davis in 1984, and a J.D. from McGeorge School of Law, University of Pacific in 1991. We believe that Mr. Ogawa’s experience as an attorney and his patent expertise qualifies him to serve on our board of directors.

Gilbert S. Omenn, M.D., Ph.D. - Director

Dr. Omenn has served as a member of our board of directors since March 2020. Prior to his appointment as a member of the board of directors, Dr. Omenn served on board of advisors. Dr. Omenn is the Harold T. Shapiro Distinguished University Professor of Computational Medicine & Bioinformatics, Internal Medicine, Human Genetics, and Public Health at the University of Michigan. Dr. Omenn brings decades of public-company board experience, including 27 years with Amgen, Inc, (NASDAQ: AMGN) and 22 years with Rohm & Haas Company. He was Dean of the University of Washington School of Public Health & Community Medicine (1982-1997) and then Executive Vice President for Medical Affairs at the University of Michigan and CEO of the UM Health System (1997-2002). In addition, he was a White House Fellow at the Atomic Energy Commission (1973-1974), Associate Director of the White House Office of Science & Technology Policy and the Office of Management and Budget (1977-1981), on the advisory council for the AAAS “Project 2061: Science for all Americans” (1986-1996), chair of the Presidential/Congressional Commission on Risk Assessment & Risk Management (1994-1997), President of the American Association for the Advancement of Science (AAAS, 2006), member of the Scientific Management Review Board for the NIH (2012-2014), member of the Council of the National Academy of Medicine (NAM, 2015-2017), and currently a member of the Policy & Global Affairs Committee of the National Academies. We believe that Dr. Omenn’s public company, academic, and healthcare experience qualifies him to serve on our board of directors.

George Parmer - Director

Mr. Parmer has served as a member of our board of directors since November 2020. Mr. Parmer is the founder, President, and Chief Executive Officer of Fine Line Homes, a family-owned company that started building homes in 1972. Since 1991, Mr. Parmer has also been the President and Chief Executive Officer of Residential Warranty Corporation, a leading provider of insured new home warranties to the building industry. In addition to his business ventures, Mr. Parmer was a licensed public accountant, a member of the National Association of Accountants, and the National Association of Home Builders. We believe that Mr. Parmer’s experience as an accountant qualifies him to serve on our board of directors.

Involvement in certain legal proceedings.

None of the following events has occurred during the past ten years and which are material to an evaluation of the ability or integrity of any director or executive officer:

(1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	Engaging in any type of business practice; or

(iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) above, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)	Any federal or state securities or commodities law or regulation; or

(ii)	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Composition

All of our directors will hold office until their successors have been elected and qualified or appointed or the earlier of their death, resignation or removal. Executive officers are appointed and serve at the discretion of the board of directors.

We have a staggered board. Our directors are divided into three classes, designated as Class I, consisting of two directors, Class II, consisting of two directors, and Class III, consisting of three directors. Each class serves a term of 3 years. The terms of our director classes are as follows: (i) our two Class I directors were elected for a term expiring on the date of our 2021 annual stockholder meeting; (ii) our two Class II directors were elected for a term expiring on the date of our 2022 annual stockholder meeting; and (iii) our two Class III directors were elected for a term expiring on the date of our 2023 annual stockholder meeting. The division of our board of directors into three classes with staggered three year terms after the initial term may delay or prevent a change of our management or a change in control.

The following table sets forth the names and classes of our directors:

Class I directors	Class II director	Class III directors
J. Michael Losh	Ann Marie Sastry, Ph.D.	Anthony M. Barkett
Richard Ogawa	Barbie Brewer	Gilbert S. Omenn, M.D., Ph.D.
George Parmer

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system, which has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the rules and regulations of the SEC and the rules of the Nasdaq Stock Market LLC (“Nasdaq”). Under such rules, our board of directors has determined that other than Dr. Sastry and Mr. Ogawa, the other members of our board of directors are independent directors. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors, our board of directors considered the association of our directors with the holders of more than 5% of our Common Stock. We expect to transition the composition and functioning of our board of directors and each of our committees to comply with all applicable requirements of the Nasdaq Capital Market and the rules and regulations of the SEC. There are no family relationships among any of our directors or executive officers.

Board Diversity

Our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will consider many factors, including the following:

●	diversity of personal and professional background, perspective and experience;

●	personal and professional integrity, ethics and values;

●	experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

●	experience relevant to our industry and with relevant social policy concerns;

●	experience as a board member or executive officer of another publicly held company;

●	relevant academic expertise or other proficiency in an area of our operations;

●	practical and mature business judgment, including ability to make independent analytical inquiries;

●	promotion of a diversity of business or career experience relevant to our success; and

●	any other relevant qualifications, attributes or skills.

The independent members of our board of directors perform the functions of the nominating and governance committee in order to best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Board Committees

Our board of directors has established the committees described below and may establish others from time to time.

Audit committee

Our audit committee is comprised of Anthony M. Barkett, Gilbert S. Omenn, M.D., Ph.D. and J. Michael Losh. Mr. Losh serves as the chairperson of the committee. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the applicable rules of the SEC and the Nasdaq Capital Market. Mr. Losh qualifies as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing annually a report by the independent registered public accounting firm regarding the independent registered public accounting firm’s internal quality control procedures and various issues relating thereto;

●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	oversight and review of the adequacy of our internal control over financial reporting with both management and the independent registered public accounting firm;

●	oversight of the creation of policies and procedures for the receipt and retention of accounting related complaints and concerns, including a confidential, anonymous mechanism for the submission of concerns by employees;

●	periodically reviewing legal compliance matters, including any securities trading policies, periodically reviewing significant accounting and other financial risks or exposures to our Company and reviewing and, if appropriate, approving all transactions between our company and any related party (as described in Item 404 of Regulation S-K promulgated under the Exchange Act); and

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation committee

Our compensation committee is comprised of Barbie Brewer, Anthony M. Barkett, and Gilbert S. Omenn, M.D., Ph.D. Ms. Brewer serves as the chairperson of the committee. Our board of directors has determined that each member of the compensation committee is an independent director for compensation committee purposes as that term is defined in the applicable rules of the Nasdaq Capital Market and is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act. The compensation committee’s responsibilities include, among other things:

●	reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer;

●	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and approving the compensation of the chief executive officer;

●	reviewing and approving the compensation of our other executive officers;

●	reviewing the compensation, welfare, benefit and pension plans and similar plans;

●	reviewing and making recommendations to the board of directors with respect to director compensation; and

●	preparing for inclusion in the proxy statement the report, if any, of the compensation committee required by the SEC.

The compensation committee has the power to investigate any matter brought to its attention within the scope of its duties and has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Nominating and corporate governance committee

We do not have a designated nominating and corporate governance committee. Our independent directors, acting as a group, are responsible for:

●	developing criteria for membership on the board of directors and committees;

●	identifying individuals qualified to become members of the board of directors;

●	recommending persons to be nominated for election as directors and to each committee of the board of directors;

●	annually reviewing our corporate governance guidelines; and

●	monitoring and evaluating the performance of the board of directors and leading the board in an annual self-assessment of its practices and effectiveness.

Risk Assessment and Compensation Practices

Our management assessed and discussed with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk taking. While performance-based cash bonuses focus on achievement of short-term or annual goals, which may encourage the taking of short-term or annual risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and our performance-based cash bonuses are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success and do not encourage unnecessary or excessive risk taking.

A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the closing of the Reorganization, the code of business conduct and ethics will be available on our website at www.amesite.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Limitation of Liability and Indemnification

Our certificate of incorporation will provide that to the fullest extent permitted by the General Corporation Law, a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our bylaws provide that we shall indemnify and hold harmless our directors and officers to the fullest extent permitted by applicable law, except that we will not be required to indemnify or hold harmless any director or officer in connection with any proceeding initiated by such person unless the proceeding was authorized by our board of directors. Under our bylaws, such rights shall not be exclusive of any other rights acquired by directors and officers, including by agreement.

Our bylaws provide that we will pay expenses to any director or officer prior to the final disposition of the proceeding, provided, however, that such advancements shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined that such director or officer is not entitled to indemnification under the bylaws of or otherwise.

In addition to the indemnification obligations required by our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors and officers. These agreements provide for the indemnification of our directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought or threatened to be brought against them by reason of the fact that they are or were our agents. We believe that these certificate of incorporation provisions, bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We expect to obtain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

Prior to the Reorganization, our business was wholly-owned by Amesite Parent. Therefore, Amesite Parent’s historical compensation strategy has been determined primarily by the Compensation Committee of Amesite Parent’s board of directors (the “Amesite Parent Compensation Committee”). This Executive and Director Compensation section discusses Amesite Parent’s historical compensation practices which may serve as a template for our anticipated compensation structure for our named executive officers following the Reorganization. Amesite Parent’s compensation philosophy may be relevant to us because it is anticipated that the elements of our compensation will be similar to the elements of Amesite Parent’s compensation. However, our Compensation Committee will review the impact of the Reorganization and will review all aspects of compensation and make appropriate adjustments in structuring our executive compensation arrangements. As of the date hereof, the Compensation Committee has not reviewed our executive compensation arrangements and the specifics of our compensation programs and policies have not yet been determined.

Unless otherwise stated, the following information sets forth the compensation paid or accrued during the fiscal year ended June 30, 2020 and 2019 to the named executive officers of Amesite Parent. Upon the consummation of the Reorganization immediately prior to this offering, we will assume and continue such executive compensation arrangements.

The named executive officers for Amesite Parent, for the years ended June 30, 2019 and 2018, include the principal executive officer and the next most highly compensated executive officers.

Summary Compensation Table

The following table summarizes the compensation of Amesite Parent’s named executive officers during the years ended June 30, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Ann Marie Sastry	2020	$350,000			$1,050,000		$1,400,000
Chief Executive Officer	2019	$350,000	$200,000				$550,000

(1)	Amounts shown in this column do not reflect dollar amounts actually received by Dr. Sastry. Instead, these amounts represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718. Represents a grant of 525,000 options to purchase common stock made to Dr. Sastry pursuant to Dr. Sastry’s Executive Agreement, dated June 1, 2020. These options have an exercise price of $2.00 per share and vest annually in equal amounts over a period of two (2) years, with 50% shares vesting on the one-year anniversary of the date of grant and the remaining 50% shares vesting on the two-year anniversary of the date of grant.

The following is a discussion of compensation arrangements of our named executive officers. As an “emerging growth company” as defined in JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Employment Agreements

Ann Marie Sastry, Chief Executive Officer

On April 27, 2018 Amesite Parent entered into an Executive Employment Agreement with Dr. Sastry (the “Sastry Employment Agreement”). Pursuant to the terms of the Sastry Employment Agreement, Dr. Sastry is entitled to a $350,000 base salary to be paid in accordance with our regularly established payroll practice. Additionally, Dr. Sastry received a bonus of $200,000 for the year ended June 30, 2019 based upon achievement of certain performance milestones (with determination of achievement of such milestones approved by the Compensation Committee of our Board). Dr. Sastry is also eligible to receive other customary benefits, including paid time off, health insurance, and other benefits. Dr. Sastry’s base salary is reviewed periodically by our Board and adjustments may be made upon the recommendations of the Compensation Committee.

Except in situations where the employment of Dr. Sastry is terminated for “Cause” (as that term is defined in the Sastry Employment Agreement) or by death, in the event that the we terminate Dr. Sastry’s employment at any time, Dr. Sastry will receive (i) an amount equal to twelve (12) months of the her then-current base salary, payable in the form of salary continuation (“Severance” and such period, the “Severance Period”) and (ii) if Dr. Sastry timely elects COBRA continuation coverage, the Company will pay the cost of continuation coverage for Dr. Sastry and her eligible family members under the our group health plan until the earlier of (a) the end of the Severance Period, and (b) the date Dr. Sastry becomes covered under another employer’s group health plan. Dr. Sastry’s eligibility for Severance is conditioned on Dr. Sastry having first signed a release agreement with us. Executive shall not be entitled to any Severance if Dr. Sastry’s employment is terminated for Cause or by death or if Dr. Sastry’s employment is terminated by Dr. Sastry without Good Reason (as defined in the Sastry Employment Agreement).

We entered into an Executive Agreement, effective June 1, 2020, with Dr. Sastry regarding her continued service as our Chief Executive Officer (the “May 2020 Sastry Agreement”). This agreement replaces and supersedes the Sastry Employment Agreement. Pursuant to the terms of the May 2020 Sastry Employment Agreement, Dr. Sastry is entitled to a $350,000 base salary (the “Base Salary”) to be paid in accordance with our regularly established payroll practice, and subject to increase to $550,000 per year upon completion of this offering. Additionally, Dr. Sastry received 525,000 options to purchase our common stock, and is entitled to receive additional grants of options each successive year she serves as Chief Executive Officer based on her Base Salary. Dr. Sastry is also eligible to earn an annual bonus of up to $300,000, based on the achievement of certain performance-based milestones for each fiscal year mutually agreed upon by our board of directors and/or our Compensation Committee and Dr. Sastry.

Dr. Sastry is also eligible to receive other customary benefits offered by the Company to its senior executives and directors, including paid time off, health insurance, and other benefits. Dr. Sastry’s base salary is reviewed periodically by our Board and adjustments may be made upon the recommendations of the Compensation Committee.

Rick DiBartolomeo, Former Chief Financial Officer

In connection with the appointment of Mr. DiBartolomeo as Chief Financial Officer, Amesite Parent and Mr. DiBartolomeo entered into a consulting agreement, effective November 12, 2018 (the “Consulting Agreement”), pursuant to which Mr. DiBartolomeo will receive a flat rate of $5,000 per month for his services. On April 20, 2020, the Compensation Committee of Amesite Parent’s board of directors increased Mr. DiBartolomeo’s compensation to $7,500 per month. Under the terms of the Consulting Agreement, the Company will engage Mr. DiBartolomeo as an independent contractor to perform certain services, including but not limited to, serving as the Company’s Chief Financial Officer and performing services normally provided by a chief financial officer. The engagement of Mr. DiBartolomeo pursuant to the Consulting Agreement will continue until the earlier of (i) the final completion of his Services (as such term is defined in the Consulting Agreement), or (ii) the termination of the Consulting Agreement as provided in the Consulting Agreement. Each party to the Consulting Agreement may terminate such agreement upon providing 21 days’ prior written notice of such termination to the other party. In addition, the Company may terminate the Consulting Agreement immediately and without prior notice under certain circumstances.

On July 14, 2020, the Company entered into an employment agreement with Mr. DiBartolomeo (the “July 2020 DiBartolomeo Agreement”), which supersedes the Consulting Agreement with Mr. DiBartolomeo described above. Pursuant to the terms of the July 2020 DiBartolomeo Employment Agreement, Mr. DiBartolomeo is entitled to a $175,000 base salary (the “Base Salary”) to be paid in accordance with our regularly established payroll practice. Additionally, Mr. DiBartolomeo received 50,000 options to purchase our common stock. Mr. DiBartolomeo is also eligible to receive performance-based and other bonuses, as awarded in the sole discretion of our board of directors.

Mr. DiBartolomeo left the organization on November 6, 2020.

Matthew Kern, Chief Financial Officer

In connection with Mr. Kern’s appointment as Chief Financial Officer in February 2021, we entered into an Employment Letter with Mr. Kern, pursuant to which he will receive a base salary at the annual rate of $152,000, payable in accordance with our standard payroll policies, and stock options to purchase up to 30,000 shares of common stock under our 2018 Equity Incentive Plan, which vests as follows: 50% of the options shall vest on the one year anniversary of the grant; and (ii) the remaining 50% of the options shall vest and become exercisable in twelve (12) successive equal monthly installments thereafter. Mr. Kern will all be eligible to receive a $40,000 performance-based bonus, as awarded in the sole discretion of our board of directors.

Consulting Arrangement

On March 29, 2018, Amesite Parent’s board of directors approved a consulting agreement with Mr. Richard Ogawa whereby Mr. Ogawa provided certain consulting services to us relating to the protection of our intellectual property and general business advice for our benefit. We agreed to pay Mr. Ogawa $1,000 for each filed patent application and $1,000 for each issued or granted patent regardless of the jurisdiction or type of patent, except for provisional patent applications for which no fee would be paid by us. In addition, we granted Mr. Ogawa a nonqualified stock option to purchase 291,666 shares of Amesite Parent’s common stock at an exercise price of $1.50 per share (subject to adjustment for the Merger).

Outstanding Equity Awards at 2020 Fiscal Year-End

None.

Director Compensation

No compensation was paid to our non-employee directors during the year ended June 30, 2020 for director services provided to our company.

Equity Incentive Plans

The following summary provides more detailed information concerning our equity compensation plan. This summary is qualified in its entirety by the full text of the compensation plan and related form of award agreement, which are attached to the registration statement of which this prospectus forms a part. As a result of the Reorganization, we will assume each of the outstanding Plans and equity grants made thereunder.

2018 Equity Incentive Plan

On April 26, 2018, Amesite Parent’s board of directors adopted, and Amesite Parent’s stockholders approved, the Amesite Inc. 2018 Equity Incentive Plan, or the 2018 Plan. The 2018 Plan is intended to align the interests stockholders and the recipients of awards under the 2018 Plan, and to advance Amesite Parent’s interests by attracting and retaining directors, officers, employees and other service providers and motivating them to act in our long-term best interests. The material terms of the 2018 Plan are as follows:

Plan term. The 2018 Plan became effective on July 23, 2018 and terminates on the tenth anniversary of its effective date, unless terminated earlier by Amesite Parent’s board of directors.

Eligible participants. All officers, directors, employees, consultants, agents and independent contractors, and persons expected to become officers, directors, employees, consultants, agents and independent contractors of Amesite Parent or any of its subsidiaries are eligible to receive awards under the 2018 Plan. The Compensation Committee of Amesite Parent’s board of directors determines the participants under the 2018 Plan.

Shares authorized. 2,529,000 shares of common stock were initially available for awards granted under the 2018 Plan, inclusive of 1,288,195 shares subject to options originally granted under the 2017 Plan and assumed in connection with the Merger, subject to adjustment for stock splits and other similar changes in capitalization. The number of available shares will be reduced by the aggregate number of shares that become subject to outstanding awards granted under the 2018 Plan. As of the first day of each calendar year beginning on or after January 1, 2021, the number of shares available for all awards under the 2018 Plan, other than incentive stock options, will automatically increase by a number equal to the least of (i) five percent (5%) of the number of shares of the Company’s common stock that are issued and outstanding as of that date, or (ii) a lesser number of shares of the Company’s common stock as determined by the Compensation Committee. To the extent that shares of common stock subject to an outstanding award granted under the 2018 Plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the settlement of an award in cash, then those shares of common stock will again be available under the 2018 Plan. In addition, any shares covered by an award that have been surrendered in connection with the payment of the award exercise or purchase price or in satisfaction of tax withholding obligations incident to the grant, exercise, vesting or settlement of an award will be deemed not to have been issued for purposes of determining the maximum number of shares of common stock which may be issued pursuant to all awards under the 2018 Plan. Effective August 4, 2020, upon approval of the stockholders of Amesite Parent, the total number of shares of common stock issuable under the 2018 Plan was increased to 4,600,000 shares.

Award types. Awards include non-qualified and incentive stock options, stock appreciation rights, bonus shares, restricted stock, restricted stock units, performance units and cash-based awards.

Administration. The Compensation of Amesite Parent administers the 2018 Plan. The Compensation Committee’s interpretation, construction and administration of the 2018 Plan and all of its determinations thereunder is conclusive and binding on all persons.

The Compensation Committee has the authority to determine the participants in the 2018 Plan, the form, amount and timing of any awards, the performance goals, if any, and all other terms and conditions pertaining to any award. The Compensation Committee may take any action such that (i) any outstanding options and stock appreciation rights become exercisable in part or in full, (ii) all or any portion of a restriction period on any restricted stock or restricted stock units will lapse, (iii) all or a portion of any performance period applicable to any performance-based award will lapse, and (iv) any performance measures applicable to any outstanding award will be deemed satisfied at the target level or any other level. Subject to the terms of the 2018 Plan relating to grants to our executive officers and directors, the Compensation Committee may delegate some or all of its powers and authority to the Chief Executive Officer and President or other executive officer as the Compensation Committee deems appropriate.

Stock options and stock appreciation rights. The 2018 Plan provides for the grant of stock options and stock appreciation rights. Stock options may be either tax-qualified incentive stock options or non-qualified stock options. The Compensation Committee will determine the terms and conditions to the exercisability of each option and stock appreciation right.

The period for the exercise of a non-qualified stock option or stock appreciation right will be determined by the Compensation Committee provided that no option may be exercised later than ten years after its date of grant. The exercise price of a non-qualified stock option and the base price of a stock appreciation right will not be less than 100% of the fair market value of a share of our common stock on the date of grant, provided that the base price of a stock appreciation right granted in tandem with an option will be the exercise price of the related option. A stock appreciation right entitles the holder to receive upon exercise, subject to tax withholding in respect of an employee, shares of our common stock, which may be restricted stock, with a value equal to the difference between the fair market value of our common stock on the exercise date and the base price of the stock appreciation right.

Each incentive stock option will be exercisable for not more than 10 years after its date of grant, unless the optionee owns greater than 10% of the voting power of all shares of our capital stock, or a “ten percent holder,” in which case the option will be exercisable for not more than five years after its date of grant. The exercise price of an incentive stock option will not be less than the fair market value of a share of our common stock on its date of grant, unless the optionee is a ten percent holder, in which case the option exercise price will be the price required by the Code, currently 110% of fair market value.

Upon exercise, the option exercise price may be paid in cash, by the delivery of previously owned shares of our common stock, share withholding or through a cashless exercise arrangement, as permitted by the applicable award agreement. All of the terms relating to the exercise, cancellation or other disposition of an option or stock appreciation right upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the Compensation Committee.

The Compensation Committee, without stockholder approval, may (i) reduce the exercise price of any previously granted option or the base appreciation amount of any previously granted stock appreciation right, or (ii) cancel any previously granted option or stock appreciation right at a time when its exercise price or base appreciation amount (as applicable) exceeds the fair market value of the underlying shares, in exchange for another option, stock appreciation right or other award or for cash.

Stock awards. The 2018 Plan provides for the grant of stock awards. The Compensation Committee may grant a stock award as a bonus stock award, a restricted stock award or a restricted stock unit award and, in the case of a restricted stock award or restricted stock unit award, the Compensation Committee may determine that such award will be subject to the attainment of performance measures over an established performance period. All of the terms relating to the satisfaction of performance measures and the termination of a restriction period, or the forfeiture and cancellation of a stock award upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the Compensation Committee.

The agreement awarding restricted stock units will specify whether such award may be settled in shares of our common stock, cash or a combination thereof and whether the holder will be entitled to receive dividend equivalents, on a current or deferred basis, with respect to such award. Prior to settlement of a restricted stock unit in shares of our common stock, the holder of a restricted stock unit will have no rights as our stockholder.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock will have rights as our stockholder, including the right to vote and receive dividends with respect to the shares of restricted stock, except that distributions other than regular cash dividends and regular cash dividends with respect to shares of restricted stock subject to performance-based vesting conditions will be held by us and will be subject to the same restrictions as the restricted stock.

Performance unit awards. The 2018 Plan provides for the grant of performance unit awards. Each performance unit is a right, contingent upon the attainment of performance measures within a specified performance period, to receive a specified cash amount, shares of our common stock or a combination thereof which may be restricted stock, having a fair market value equal to such cash amount. Prior to the settlement of a performance unit award in shares of our common stock, the holder of such award will have no rights as our stockholder with respect to such shares. Performance units will be non-transferable and subject to forfeiture if the specified performance measures are not attained during the specified performance period. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance unit award upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the Compensation Committee.

Cash-based awards. The 2018 Plan also provides for the grant of cash-based awards. Each cash-based award is an award denominated in cash that may be settled in cash and/or shares, which may be subject to restrictions, as established by the Compensation Committee.

Performance goals. Under the 2018 Plan, the vesting or payment of performance-based awards will be subject to the satisfaction of certain performance goals. The performance goals applicable to a particular award will be determined by the Compensation Committee at the time of grant. The performance goals may be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms.

Individual Limits.

With respect to non-employee directors, the maximum grant date fair value of shares that may be granted to an individual non-employee director during any fiscal year of Amesite Parent or its subsidiaries is $150,000. In connection with a non-employee director’s commencement of service with the Company, the per person limit set forth in the previous sentence will be $150,000.

Amendment or termination of the 2018 Plan. Amesite Parent’s board of directors may amend or terminate the 2018 Plan as it deems advisable, subject to any requirement of stockholder approval required by law, rule or regulation.

Change of control. In the event of a change of control, Amesite Parent’s board of directors may, in its discretion, (1) provide that (A) some or all outstanding options and stock appreciation rights will immediately become exercisable in full or in part, (B) the restriction period applicable to some or all outstanding stock awards will lapse in full or in part, (C) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (D) the performance measures applicable to some or all outstanding awards will be deemed to be satisfied at the target or any other level, (2) provide that some or all outstanding awards will terminate without consideration as of the date of the change of control, (3) require that shares of stock of the corporation resulting from such change of control, or a parent corporation thereof, be substituted for some or all of our shares subject to an outstanding award, and/or (4) require outstanding awards, in whole or in part, to be surrendered by the holder, and to be immediately cancelled, and to provide for the holder to receive (A) a cash payment in an amount equal to (i) in the case of an option or stock appreciation right, the number of our shares then subject to the portion of such option or stock appreciation right surrendered, whether vested or unvested, multiplied by the excess, if any, of the fair market value of a share of our common stock as of the date of the change of control, over the purchase price or base price per share of our common stock subject to such option or stock appreciation right, (ii) in the case of a stock award, the number of shares of our common stock then subject to the portion of such award surrendered, whether vested or unvested, multiplied by the fair market value of a share of our common stock as of the date of the change of control, and (iii) in the case of a performance unit award, the value of the performance units then subject to the portion of such award surrendered; (B) shares of capital stock of the corporation resulting from such change of control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

Under the 2018 Plan, a change of control will occur upon: (i) a person’s or entity’s acquisition, other than from Amesite Parent, of beneficial ownership of 50% or more of either our then outstanding shares or the combined voting power of our then outstanding voting securities, but excluding certain acquisitions by the company, its subsidiaries or employee benefit plans, or by a corporation in which our stockholders hold a majority interest; (ii) a reorganization, merger or consolidation of the company if our stockholders do not thereafter beneficially own more than 50% of the outstanding shares or combined voting power of the resulting company, (iii) certain changes to the incumbent directors of our Company, or (iv) a complete liquidation or dissolution of the company or of the sale or other disposition of all or substantially all of our assets; but excluding, in any case, the initial public offering or any bona fide primary or secondary public offering following the occurrence of the initial public offering.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since July 1, 2018 to which we or Amesite Parent have been a party, in which the amount involved exceeds $120,000, and in which any of our respective directors, executive officers or beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Common Stock Issued in the Insider Investment

Certain of Amesite Parent’s existing investors, including investors affiliated with certain of our directors, and Dr. Sastry, our chief executive officer, purchased an aggregate of 566,667 shares of common stock of Amesite Parent in a private placement (the “Insider Investment”), for an aggregate purchase price of approximately $680,000. The following investors in the Insider Investment are related to the Company:

Inside Investors	Relationship With Company	Investment
Anthony Barkett, PhD.	Director	$60,000
Ed Frank	Former Director	$50,000
Michael Losh	Director	$50,000
Richard Ogawa (through Ogawa P.C.)	Director	$30,000
Richard Ogawa	Director	$50,000
Ann Marie Sastry, Ph.D.	Chief Executive Officer and Director	$340,000
Mark Tompkins	Former Chief Executive Officer, Director and Current 5%> Holder	$100,000

Related Party Advances

Since November 2017, Dr. Sastry has advanced approximately $239,292 to us to fund our start-up operations, which included research and development, organizational costs, and various professional fees in connection with the private placement offerings and insider investment. We did not have a formal arrangement or agreement with Dr. Sastry pursuant to which these funds were paid. Dr. Sastry paid certain related expenses and was reimbursed out of proceeds of private placement financings. Dr. Sastry was repaid without interest.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We will enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Consulting Agreements

On March 29, 2018, Amesite Parent’s board of directors approved a consulting agreement with Mr. Richard Ogawa whereby Mr. Ogawa provided certain consulting services to us relating to the protection of our intellectual property and general business advice for our benefit. We agreed to pay Mr. Ogawa $1,000 for each filed patent application and $1,000 for each issued or granted patent regardless of the jurisdiction or type of patent, except for provisional patent applications for which no fee would be paid by us. In addition, we granted Mr. Ogawa a nonqualified stock option to purchase 291,666 shares of Amesite Parent’s common stock at an exercise price of $1.50 per share (subject to adjustment for the Merger).

Related Person Transaction Policy

Prior to this offering, we have not had a formal policy regarding approval of transactions with related parties. We expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the execution of the underwriting agreement for this offering. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or one percent of our total assets at year-end for our last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of business conduct and ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information relating to the beneficial ownership of our common stock as of August 12, 2021, by:

●	each person, or group of affiliated persons, known by us to beneficially own more than five percent of the outstanding shares of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or dispositive power as well as any shares that the individual has the right to acquire within 60 days of August 12, 2021 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 21,975,778 shares of our common stock outstanding as of August 12, 2021.

Shares of common stock that a person has the right to acquire within 60 days of August 12, 2021, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise noted below, the address of the persons listed on the table is c/o Amesite Inc., 607 Shelby Street, Suite 700 PMB 214, Detroit, MI 48226.

	Number of shares of Common Stock Beneficially Owned	Percentage Before Completion of Offering (1)	Percentage After Completion of Offering
Directors and Named Executive Officers (1)
Ann Marie Sastry, Ph.D. (2)	6,504,167	29.60%		%
J. Michael Losh (3)	376,041	1.71%		%
Gilbert S. Omenn, M.D., Ph.D. (4)	213,124	* %		%
Richard Ogawa (5)	636,457	2.90%		%
Anthony M. Barkett (6)	314,167	1.43%		%
Barbie Brewer (7)	253,125	1.15%		%
George Parmer	1,009,999	4.60%		%
Matthew Kern		* %
All directors and named executive officers as a group (8 persons)	9,307,080	42.35%		%

Greater than 5% Beneficial Owners:
Mark Tompkins (8)	2,043,103	9.30%		%

*	less than 1%

(1)	This represents the beneficial ownership as of August 12, 2021. Securities that a person has the right to acquire within 60 days of August 12, 2021 are included in such person’s beneficial ownership.

(2)	Excludes 262,500 options to purchase shares of our common stock that vest more than 60 days from August 12, 2021.

(3)	Excludes 75,000 options to purchase shares of our common stock that vest more than 60 days from August 12, 2021.

(4)	Excludes 45,000 options to purchase shares of our common stock that vest more than 60 days from August 12, 2021.

(5)	Includes 25,000 shares of common stock held of record by OGAWA Professional Corporation. Mr. Ogawa is the beneficial owner of OGAWA Professional Corporation and has voting and investment power over the securities held by OGAWA Professional Corporation. Excludes 56,250 options to purchase shares of our common stock that vest more than 60 days from August 12, 2021.

(6)	Excludes 63,750 options to purchase shares of our common stock that vest more than 60 days from August 12, 2021.

(7)	Excludes 71,875 options to purchase shares of our common stock that vest more than 60 days from August 12, 2021.

(8)	Mr. Tompkins’ address is Apt. 1,Via Guidino 23, 6900 Lugano, Paradiso, Switzerland.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock, with 21,975,778 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our certificate of incorporation (our “certificate of incorporation”) and our bylaws (our “bylaws”) that will be in effect following the completion of the Reorganization immediately before the effectiveness of the registration statement of which this prospectus forms a part. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, respectively, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, provided, however, that, except as otherwise required by law, holders of our common stock shall not be entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote thereon by law or pursuant to our certificate of incorporation. There are no cumulative rights with respect to our common stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. Our common stock has no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable, and any shares of our common stock to be issued upon an offering pursuant to this prospectus will be fully paid and nonassessable upon issuance.

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant. For a discussion of provisions in our charter that would have an effect of delaying or preventing a change of control, see “Anti-Takeover Effects of Provisions of Our Charter Documents.”

Preferred Stock

The following description of our preferred stock and the description of the terms of any particular series of our preferred stock that we choose to issue are not complete. These descriptions are qualified in their entirety by reference to our certificate of incorporation and a certificate of designation, if and when adopted by our board of directors, relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.

We currently have no shares of preferred stock outstanding. Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Any or all of these rights may be greater than the rights of our common stock.

Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of our common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Our board of directors may specify the following characteristics of any preferred stock, which may affect the rights of holders of our common stock:

●	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date or dates on which dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

●	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

●	the voting rights; and

●	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our certificate of incorporation provides that directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all of our outstanding stock or without cause by the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all of our outstanding stock.

Our certificate of incorporation provides that certain amendments of our certificate of incorporation and amendments by our stockholders of our bylaws require the approval of at least 66 and 2/3% of the voting power of all of our outstanding stock. These provisions could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could delay changes in management.

Our certificate of incorporation also provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of the General Corporation Law, our certificate of incorporation or our bylaws or any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. This forum selection provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. Notwithstanding the foregoing, the exclusive provision shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Exchange Act, or the Securities Act, or the respective rules and regulations promulgated thereunder.

Additionally, our certificate of incorporation and bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such provision, if applicable.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice requirements of our bylaws in all respects. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our bylaws provide that a special meeting of our stockholders may be called only by our Secretary and at the direction of our board of directors by resolution adopted by a majority of our board of directors. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors, the chairperson of our board of directors, the president or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

Our bylaws do not allow our stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders’ meeting.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law, or Section 203. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

●	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in management. It is possible that these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Following such time, if any, as our capital stock is listed on a national securities exchange or is held of record by more than 2,000 stockholders, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, please see the section titled “Directors and Executive Officers—Limitation of Liability and Indemnification.”

Listing

We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “AMST”. No assurance can be given that our application will be approved.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust Company, or CST. CST’s address is 1 State Street 30th Floor, New York, NY 10004-1561 and its telephone number is (212) 845-3215.

THE LINCOLN PARK TRANSACTION

General

On August 2, 2021, we entered into the Purchase Agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $16,500,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on August 2, 2021, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the Securities and Exchange Commission (the “SEC”) the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by the Lincoln Park of 4,200,000 shares of our common stock, comprised of: (i) 152,715 shares that we already issued to Lincoln Park as Commitment Shares for making the commitment under the Purchase Agreement, (ii) 759,109 Initial Purchase Shares that we sold to Lincoln Park for $1,500,000 in an initial purchase under the Purchase Agreement upon our execution of the Purchase Agreement on August 2, 2021, and (iii) an additional 3,288,176 shares we may elect, in our sole discretion, from time to time from and after Commencement to sell to Lincoln Park under the Purchase Agreement.

Other than 152,715 Commitment Shares that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, and 759,109 Initial Purchase Shares issued to Lincoln Park for its initial $1,500,000 purchase of common stock on August 2, 2021, we do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the shares that will be issued and sold to Lincoln Park, which we refer to in this prospectus as the Commencement Date. From and after the Commencement Date, we may, from time to time and at our sole discretion for a period of 24-months, on any business day that we select on which the closing price of our common stock equals or exceeds $0.50 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), direct Lincoln Park to purchase up to 50,000 shares of common stock, which amounts may be increased depending on the market price of our common stock at the time of sale, which we refer to in this prospectus as “regular purchases.” In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. In addition to regular purchases, accelerated purchases and additional accelerated purchases, the Company has the option, which may be exercised one time only on any business day following the twentieth business day after the Commencement Date on which the closing price of our common stock equals or exceeds $0.50 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to direct Lincoln Park to purchase up to an additional $1,000,000 of shares of common stock in a single purchase under the Purchase Agreement, which one-time purchase we refer to herein as the “tranche purchase.” We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in regular purchases under the Purchase Agreement will be based on the market price of our common stock at or immediately prior to the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of August 12, 2021, there were 21,975,778 shares of our common stock outstanding, of which 14,808,592 shares were held by non-affiliates, including the 911,824 shares that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $16,500,000 of our common stock to Lincoln Park, only 4,200,000 shares of our common stock are being offered under this prospectus to Lincoln Park, which represents the 911,824 shares that we have already issued to Lincoln Park under the Purchase Agreement and 3,288,176 additional shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $16,500,000 total commitment available to us under the Purchase Agreement. If all of the 4,200,000 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 16.6% of the total number of shares of our common stock outstanding and approximately 23.2% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 4,200,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable Nasdaq rules, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of the Exchange Cap of 4,210,684 shares (including the Commitment Shares), which represents 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.108 per share (which represents the lower of (A) the official closing price of our common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and (B) the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, adjusted such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules). In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq Capital Market.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, beginning on the Commencement Date, on any business day that we select on which the closing price of our common stock equals or exceeds $0.50 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), we may direct Lincoln Park to purchase up to 50,000 shares of our common stock in a regular purchase on such business day, which is referred to as a Regular Purchase in this prospectus, provided, however, that (i) the Regular Purchase may be increased to up to 75,000 shares, provided that the closing sale price of our common stock is not below $3.00 on the purchase date, (ii) the Regular Purchase may be increased to up to 100,000 shares, provided that the closing sale price of our common stock is not below $4.00 on the purchase date and (ii) the Regular Purchase may be increased to up to 150,000 shares, provided that the closing sale price of our common stock is not below $5.00 on the purchase date (such share amount limitation, the “Regular Purchase Share Limit”). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000.

The purchase price per share for each such Regular Purchase will be equal to the lower of:

●	the lowest sale price for our common stock on the purchase date of such shares; and

●	the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice, to purchase on the next following business day an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

●	30% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and

●	three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to 95% of the lower of:

●	the volume weighted average price of our common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

●	the closing sale price of our common stock on the applicable Accelerated Purchase date.

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, to purchase an additional amount of our common stock on the same business day, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

●	30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and

●	three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an Additional Accelerated Purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase will be equal to 95% of the lower of:

●	the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase on the applicable Additional Accelerated Purchase date; and

●	the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In addition to the Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases described above, the Company has the option, which may be exercised one time only on any business day following the twentieth business day after the Commencement Date on which the closing price of our common stock equals or exceeds $0.50 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to direct Lincoln Park to purchase up to an additional $1,000,000 of shares of common stock in a single purchase under the Purchase Agreement, which one-time purchase we refer to herein as the Tranche Purchase.

The purchase price per share of common stock sold in the Tranche Purchase, if any, will be equal to the lower of:

●	the lowest sale price for our common stock on the date on which we deliver notice of the Tranche Purchase to Lincoln Park; and

●	the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the date on which we deliver notice of the Tranche Purchase to Lincoln Park.

In the case of the Initial Purchase, the Tranche Purchase, Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of one business day;

●	the delisting of the Common Stock from The Nasdaq Capital Market (or nationally recognized successor thereto), provided, however, that the Common Stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board or OTC Markets (or nationally recognized successor to any of the foregoing);

●	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares;

●	any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

●	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against us in an involuntary case, (ii) appoints a Custodian for us or for all or substantially all of our property, or (iii) orders the liquidation of us or our subsidiaries;

●	if at any time we are not eligible to transfer our common stock electronically as DWAC shares; or

●	if at any time after the Commencement Date, the Exchange Cap is reached (to the extent such Exchange Cap is applicable), and stockholder approval has not been obtained in accordance with the applicable rules of The Nasdaq Stock Market.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 4,200,000 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24-months commencing on the Commencement Date. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $16,500,000 of our common stock, which includes the $1,500,000 initial purchase of shares following execution of the Purchase Agreement. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $16,500,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

On August 2, 2021, our board of directors approved the issuance of 911,824 shares of our common stock under the Purchase Agreement and approved the reservation of up to an additional 3,288,176 shares for the future issuance of up to $15,000,000 worth of shares of our common stock under the Purchase Agreement. We would seek additional board of director approval before agreeing to any increase in the value of the shares of common stock we may issue to Lincoln Park under the Purchase Agreement and any such increase would require us and Lincoln Park to enter into a new purchase agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Shares to Lincoln Park Under the Purchase Agreement(1)
$1.00		4,200,000	16.6%	$3,288,176
$2.18	(3)	4,200,000	16.6%	$7,003,814
$3.00		4,200,000	16.6%	$9,864,528
$4.00		4,200,000	16.6%	$13,152,704
$5.00		4,200,000	16.6%	$16,440,880

(1)	Although the Purchase Agreement provides that we may sell up to $16,500,000 of our common stock to Lincoln Park, we are only registering 4,200,000 shares under this prospectus, including 152,715 shares issued to Lincoln Park as a commitment fee and 759,109 shares already sold to Lincoln Park for $1,500,000 as an initial purchase, which leaves a maximum of 3,288,176 additional shares to be issued for future purchases. Accordingly, depending on the assumed average price per share, we may or may not be able to ultimately sell to Lincoln Park a number of shares of our common stock with a total value of $15,000,000.

(2)	The numerator is based on the number of shares issuable at the corresponding assumed purchase price as set forth in the adjacent column plus the 911,824 shares already owned by Lincoln Park. The denominator is based on 21,975,778 shares of our common stock outstanding as of August 12, 2021 adjusted to include the number of shares of our common stock set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares of our common stock issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column, giving effect to the Exchange Cap, but without giving effect to the Beneficial Ownership Cap.

(3)	The closing sale price of our shares on August 12, 2021.

SELLING STOCKHOLDER

The selling stockholder may, from time to time, offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean Lincoln Park Capital Fund, LLC and their respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. The percentages in the table below reflect the shares beneficially owned by the selling stockholder as a percentage of the 21,975,778 shares of common stock outstanding as of August 12, 2021, adjusted as required by rules promulgated by the SEC. These rules attribute beneficial ownership of shares of common stock issuable upon conversion of convertible securities (options and restricted stock units) or upon exercise of warrants that are convertible or exercisable, as applicable, either immediately or on or before the date that is 60 days after August 12, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding such convertible securities or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sell all of the shares of our common stock beneficially owned by them that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

	Beneficial Ownership Prior to this Offering					Beneficial Ownership After this Offering (1)
	Number of Shares Beneficially Owned Before this Offering		%		Shares of Common Stock Being Offered	Number of Shares	%
Lincoln Park Capital Fund, LLC (2)	911,824	(3)	4.1	(4)	4,200,000	0	0

(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.
(2)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of the selling stockholder, are deemed to be beneficial owners of all of the ordinary shares owned by the selling stockholder. Messrs. Cope and Scheinfeld have shared voting and investment power over the ordinary shares being offered under this prospectus. Neither Lincoln Park Capital, LLC, nor the selling stockholder, is a licensed broker-dealer or an affiliate of a licensed broker-dealer.
(3)	As of the date of this prospectus, 911,824 shares of our common stock have been acquired by Lincoln Park under the Purchase Agreement, consisting of 152,715 Commitment Shares we issued to Lincoln Park in consideration for its obligation to purchase our common stock under the Purchase Agreement, and 759,109 Initial Purchase Shares we issued and sold to Lincoln Park upon our execution of the Purchase Agreement for a total purchase price of $1,500,000 in an initial purchase under the Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the additional shares that we may issue and sell to Lincoln Park pursuant to the Purchase Agreement from and after the Commencement Date, because the issuance and sale of such shares to Lincoln Park under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares to Lincoln Park under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap and the Exchange Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.
(4)	Calculated by dividing (i) the total number of shares of common stock beneficially owned by Lincoln Park on August 12, 2021, which pursuant to Rule 13d-3 under the Exchange Act (A) consists of the 152,715 Commitment Shares issued to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement and the 759,109 Initial Purchase Shares already sold to Lincoln Park on August 2, 2021 for a total purchase price of $1,500,000 in an initial purchase under the Purchase Agreement, and (B) excludes the 3,288,176 additional shares which we may sell to Lincoln Park from time to time after Commencement under the Purchase Agreement, by (ii) the number of shares of our common stock outstanding as of August 12, 2021, which includes the 152,715 Commitment Shares and the 759,109 Initial Purchase Shares referred to in clause (i)(A) above.

PLAN OF DISTRIBUTION

An aggregate of up to 4,200,000 shares of our common stock may be offered by this prospectus by Lincoln Park pursuant to the Purchase Agreement. The common stock may be sold or distributed from time to time by Lincoln Park directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from Lincoln Park and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Lincoln Park, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on the Nasdaq Capital Market under the trading symbol “AMST.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been or will be requested from the Internal Revenue Service (the “IRS”) or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

●	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax if certain certification and disclosure requirements are satisfied. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain recognized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

●	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes and therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you generally would be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) imposes a U.S. federal income withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on their investment in our common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The financial statements as of June 30, 2020 and 2019, and for each of the two years in the period ended June 30, 2020, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the substantial doubt about Amesite Operating Company’s ability to continue as a going concern. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, as a result, file, or will file, annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You are able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the website of the Securities and Exchange Commission referred to above.

INDEX TO FINANCIAL STATEMENTS

Amesite, Inc.
Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholder and Board of Directors of

Amesite Operating Company

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Amesite Operating Company (the “Company”) as of June 30, 2020 and 2019, the related statements of operations, stockholder’s equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses since inception, is still developing its service platform, has not completed its efforts to establish a stabilized source of revenues sufficient to cover costs over an extended period of time, and does not have sufficient cash on hand or available liquidity that can be utilized to fund future operations for at least twelve months from the date of issuance of the financial statements. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Detroit, Michigan

August 14, 2020

We have served as the Company’s auditor since 2017.

Amesite Operating Company
Balance Sheets

June 30

	2020	2019
Assets
Current Assets
Cash and cash equivalents	$4,093,874	$1,008,902
Accounts receivable	61,120	-
Prepaid expenses and other current assets	227,274	102,842
Property and Equipment - Net (Note 3)	45,308	89,657
Capitalized Software - Net	1,277,097	974,562
Total assets	$5,704,673	$2,175,963

Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable	$112,053	$207,543
Due to Parent Company (Note 8)	2,025,600	-
Accrued and other current liabilities:
Accrued compensation	62,485	48,643
Deferred revenue	380,000	-
Other accrued liabilities	124,639	74,848
Total current liabilities	2,704,777	331,034

Stockholder’s Equity:
Common stock, $.0001 par value; 1,000 shares authorized and outstanding	-	-
Contributed capital	11,630,697	6,305,427
Accumulated deficit	(8,630,801)	(4,460,498)
Total stockholder’s equity	2,999,896	1,844,929
Total liabilities and stockholder’s equity	$5,704,673	$2,175,963

See notes to financial statements.

Amesite Operating Company
Statements of Operations

Years Ended June 30, 2020 and 2019

	2020	2019
Net Revenue	$59,749	$14,920

Operating Expenses
General and administrative expenses	2,046,968	2,923,002
Technology and content development	1,346,172	904,771
Sales and marketing	748,993	157,399
Total operating expenses	4,142,133	3,985,172

Other Income (Expense)
Interest income	17,158	31,321
Interest expense	(105,077)	-
Total other income (expense)	(87,919)	31,321

Net Loss	$(4,170,303)	$(3,938,931)

Loss per Share
Basic loss per share	$(4,170)	$(3,939)
Weighted average shares outstanding	1,000	1,000

See notes to financial statements.

Amesite Operating Company
Statements of Stockholder’s Equity

	Contributed Capital	Accumulated Deficit	Total
Balance - July 1, 2018	$4,800,746	$(521,567)	$4,279,179
Net loss	-	(3,938,931)	(3,938,931)
Capital contribution	1,504,681	-	1,504,681

Balance - June 30, 2019	6,305,427	(4,460,498)	1,844,929
Net loss	-	(4,170,303)	(4,170,303)
Capital contribution	5,325,270	-	5,325,270

Balance - June 30, 2020	$11,630,697	$(8,630,801)	$2,999,896

See notes to financial statements.

Amesite Operating Company
Statements of Cash Flows

Years Ended June 30, 2020 and 2019

	2020	2019
Cash Flows from Operating Activities
Net loss	$(4,170,303)	$(3,938,931)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	522,257	159,844
Amortization of debt issuance costs	79,000
Impairment expense - property and equipment	15,305	-
Stock compensation expense contributed from Parent	555,048	607,116
Stock warrant expense contributed from Parent	-	897,565
Changes in operating assets and liabilities which (used) provided cash:
Accounts receivable	(61,120)	5,000
Prepaid expenses and other assets	(124,432)	(44,233)
Deferred revenue	380,000
Accounts payable	(95,490)	202,279
Accrued compensation	13,841	969
Accrued and other liabilities	75,792	(124,401)
Net cash and cash equivalents used in operating activities	(2,810,102)	(2,234,792)

Cash Flows from Investing Activities
Purchase of property and equipment	(10,761)	(31,822)
Investment in capitalized software	(784,987)	(997,535)
Net cash and cash equivalents used in investing activities	(795,748)	(1,029,357)

Cash Flows from Financing Activities
Net repayments to stockholder	-	(1,065)
Capital contribution from Parent	4,770,222	-
Loan from Parent from convertible debt issuance	1,920,600	-
Net cash and cash equivalents (used in) provided by financing activities	6,690,822	(1,065)

Net (Decrease) Increase in Cash and Cash Equivalents	3,084,972	(3,265,214)
Cash and Cash Equivalents - Beginning of year	1,008,902	4,274,116
Cash and Cash Equivalents - End of year	$4,093,874	$1,008,902

Significant Noncash Transactions
Acquisition of capitalized software included in accounts payable	70,803	56,255

See notes to financial statements.

Amesite Operating Company

Notes to Financial Statements

Note 1 - Nature of Business

Amesite Operating Company (the “Company”) is a Delaware corporation and a wholly-owned subsidiary of Amesite Inc., a Delaware corporation (“Amesite Parent”). The Company is an artificial intelligence driven platform and course designer, that provides customized, high performance and scalable online products for schools and businesses. The Company uses machine learning to provide a novel, mass customized experience to learners. Our customers are businesses, universities and colleges and nonprofit organizations. The Company’s activities are subject to significant risks and uncertainties, including failure to secure additional funding to execute the current business plan. The Company’s operations are considered to be in one segment.

Note 2 - Significant Accounting Policies

Basis of Presentation

The Company’s fiscal year ends June 30.

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the requirements of the Securities and Exchange Commission (“SEC”). Certain expenses incurred by Amesite Parent on behalf of the Company, primarily share-based payment expenses, have been included in these financial statements and recorded as a capital contribution.

Certain prior year amounts have been reclassified to conform with the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

Fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques.

In instances wherein inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

Amesite Operating Company

Notes to Financial Statements

Note 2 - Significant Accounting Policies (Continued)

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The total amount of bank deposits (checking and savings accounts) that was insured by the FDIC at year end was $250,000.

Property and Equipment

Property and equipment are recorded at cost. The straight-line method is used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Depreciable Life - Years
Leasehold improvements	Shorter of estimated lease term or 10 years
Furniture and fixtures	7 years
Computer equipment and software	5 years

Capitalized Software Costs

The Company capitalizes significant costs incurred in the development of software for internal use, including the costs of the software, materials, consultants, and payroll and payroll related costs for employees incurred in developing internal use computer software once a final selection of the software is made. Planning costs incurred prior to the development of software and costs not qualifying for capitalization are charged to expense. The Company amortizes capitalized software as part of technology and content development expenses over a period of three years, which is the expected useful life of the software. The Company recognized amortization expense of approximately $482,000 and $122,000 for the years ended June 30, 2020 and June 30, 2019, respectively.

Revenue Recognition

We generate substantially all of our revenue from contractual arrangements with our customers to provide a comprehensive platform of tightly integrated technology and technology enabled services related to the programs and offerings we deliver.

Performance Obligations and Timing of Recognition

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

The Company derives revenue primarily from contractually specified percentages of the amounts our educational institution partners receive from their students in Amesite hosted programs for tuition and fees, less credit card fees and other specified charges we have agreed to exclude in certain partner contracts. Our contracts with partners generally have three to six-year terms and have a single performance obligation, as the promises to provide a hosted platform of tightly integrated technology and services partners need to attract, enroll, educate and support students are not distinct within the context of the contracts. The single performance obligation is delivered as the partners receive and consume benefits, which occurs ratably over a series of academic terms. The fees received from partners over the term of the arrangement are variable in nature in that they are dependent upon the number of students that are enrolled in the program within each academic term. The fees are allocated to and are recognized ratably over the related academic term, defined as the period beginning on the first day of classes through the last. A refund allowance is established for our share of tuition and fees ultimately uncollected by university partners.

Amesite Operating Company

Notes to Financial Statements

Note 2 - Significant Accounting Policies (Continued)

We do not disclose the value of unsatisfied performance obligations because the variable consideration is allocated entirely to a wholly unsatisfied promise to transfer a service that forms part of a single performance obligation (i.e., consideration received is based on student headcount, which is unknown in advance).

We also receive fees that are fixed in nature, such as annual license charges, in place of or in conjunction with variable consideration. The fees are independent of the number of students that are enrolled in courses with our customers and are allocated to and recognized ratably over the service period of the contract that the Amesite platform is made available to the customer (i.e. the customer simultaneously receives and consumes the benefit of the software over the contract service period).

Contract Fulfilment Costs

We incur certain fulfilment costs related to software design of specific course offerings for our customers, primarily comprised of software development, configuration costs, and implementation costs. These costs are capitalized and recorded on a contract-by-contract basis and amortized using the straight-line method over the length of the contract. There were no costs to fulfill capitalized as of June 30, 2020 and 2019.

Accounts Receivable, Contract Assets and Liabilities

Balance sheet items related to contracts consist of accounts receivable (net) and contract liabilities on our balance sheets. Accounts receivable (net) is stated at net realizable value, and we utilize the allowance method to provide for doubtful accounts based on management’s evaluation of the collectability of the amounts due. Our estimates are reviewed and revised periodically based on historical collection experience and a review of the current status of accounts receivable. Historically, actual write-offs for uncollectible accounts have not significantly differed from prior estimates. We may recognize revenue prior to billing a customer when we have satisfied or partially satisfied our performance obligations as billings to university partners may not be made until after the academic term has commenced and final enrollment becomes available.

Contract liabilities as of each balance sheet date represents the excess of amounts billed or received as compared to amounts recognized in revenue on our statements of operations as of the end of the reporting period, and such amounts are reflected as a current liability on our balance sheets as deferred revenue. We generally receive payments for our share of tuition and fees from university partners early in each academic term, prior to completion of the service period and our performance obligations. These payments are recorded as deferred revenue until the services are delivered or until our obligations are otherwise met, at which time revenue is recognized.

Some contracts also involve annual license fees, for which upfront amounts are received from customers. In these contracts, the license fees received in advance of the platform’s launch are recorded as contract liabilities.

Income Taxes

A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial reporting and tax accounting.

Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Amesite Operating Company

Notes to Financial Statements

Note 2 - Significant Accounting Policies (Continued)

Risks and Uncertainties

The Company intends to operate in an industry subject to rapid change. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, and other risks associated with an early stage company, including the potential risk of business failure.

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a novel coronavirus as a “pandemic.” First identified in late 2019 and known now as COVID-19, the outbreak has impacted thousands of individuals worldwide. In response, many countries, including the United States, have implemented measures to combat the outbreak which have impacted global business operations. While management believes the Company’s operations have not been significantly impacted, the Company continues to monitor the situation. In addition, while the Company’s results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Going Concern

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred losses since its inception, is still developing its service platform, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover costs over an extended period of time. The Company does not have sufficient cash on hand or available liquidity that can be utilized to fund future operations for at least twelve months from the date of issuance of the financial statements. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital and implement its business plan. Despite management’s ongoing efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Technology and Content Development

Technology and content development expenditures consist primarily of personnel and personnel-related expense and contracted services associated with the maintenance of our platform as well as hosting and licensing costs and are charged to expense as incurred. It also includes amortization of capitalized software costs and research and development costs related to improving our platform and creating content that are charged to expense as incurred.

Net Loss per Share

Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period.

Amesite Operating Company

Notes to Financial Statements

Note 2 - Significant Accounting Policies (Continued)

Stock-Based Payments

The Company measures the cost of employee services received in exchange for the award of equity instruments based on the estimated fair value of the award at the date of grant. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award. The Company accounts for shares of Amesite Parent’s common stock, stock options and warrants issued to employees based on the fair value of the stock, stock option or warrant, if that value is more reliably measurable than the fair value of the consideration or services received.

The Company measures the cost of stock options and restricted shares of Amesite Parent’s common stock issued to non-employees based on the estimated fair value of the equity instruments at the measurement date as determined at the earlier of either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete.

Note 3 - Property and Equipment

Property and equipment are summarized as follows:

	June 30, 2020	June 30, 2019
Leasehold improvements	$-	$47,129
Furniture and fixtures	10,000	33,653
Computer equipment and software	54,052	48,358
Total cost	64,052	129,140
Accumulated depreciation	18,744	39,483
Net property and equipment	$45,308	$89,657

Depreciation expense for the years ended June 30, 2020 and 2019 was $39,805 and $37,871, respectively.

Note 4 - Common Stock and Contributed Capital

The Company has 1,000 shares of common stock, par value $0.0001, authorized and issued to Amesite Parent.

Amesite Parent issued an aggregate 2,741,235 shares of its common stock pursuant to various closings of private placement during the year ended June 30, 2020 at the sale price of $2.00 per share. The aggregate gross proceeds were approximately $5.5 million.

Amesite Parent issued an aggregate of 2,921,145 shares of common stock pursuant to closings of a private placement on April 27, 2018 and also on June 8, 2018, at the sale price of $1.50 per share. The aggregate gross proceeds were approximately $4.4 million.

In connection with the private placements, Amesite Parent agreed to compensate the U.S. registered broker-dealer (the “Placement Agent” with (i) a cash commission of 10 percent of the gross proceeds raised from investors in the private placement introduced by them, and (ii) warrants to purchase that number of shares of common stock equal to 10 percent of the number of shares of common stock sold to investors in the private placement introduced by them. Accordingly, cash commission paid of $598,247 and warrants with a fair value of $225,452 issued to the Placement Agent to purchase up to an aggregate of 274,123 shares of common stock were accounted for as issuance costs by Amesite Parent during the year ended June 30, 2020.

Amesite Parent incurred other issuance costs of $114,000 during year ended June 30, 2020.

The net proceeds were contributed to the Company in all offerings.

Amesite Operating Company

Notes to Financial Statements

Note 5 - Warrants

During the year ended June 30, 2020, June 30, 2019, Amesite Parent issued 274,123 and 1,479,078 common stock warrants, respectively, to a placement agent related to fundraisings and other advisory services. The warrants have a term of five years from the closing date of the private placements and an exercise price of $2.00 per share (2020 warrants) and $1.50 per share (2019 warrants). Amesite Parent measures the fair value of the warrants using the Black-Scholes Model (“BSM”).

The 1,479,078 warrants issued during the year ended June 30, 2019, were issued for services delivered to the Company, so the value of the warrants of $897,565 has been included in General and administrative expenses and recorded as contributed capital.

The fair value of the warrants issued during the years ended June 30, 2020 and June 30, 2019 was $225,452 and $897,565, respectively, based on the following inputs and assumptions below.

	2020	2019
Volatility (percent)	45	43
Risk-free rate (percent)	2	2
Expected term (in years)	5	5

Note 6 - Stock-Based Compensation

Amesite Parent’s Equity Incentive Plan (the “Plan”) permits the grant of stock options, stock appreciation rights, restricted stock, or restricted stock units to officers, employees, directors, consultants, agents, and independent contractors of Amesite Parent and the Company. Amesite Parent believes that such awards better align the interests of its employees, directors, and consultants with those of its stockholders. Option awards are generally granted with an exercise price equal to the fair value of Amesite Parent’s stock at the date of grant; those option awards generally vest over two years from the grant date and generally have ten-year contractual terms. Certain option awards provide for accelerated vesting (as defined in the Plan). Share-based payment expenses incurred by Amesite Parent on behalf of the Company have been included in General and administrative expenses and recorded as contributed capital.

Amesite Parent has reserved 4,600,000 shares of common stock to be available for granting under the Plan (Note 10)

Amesite Parent issued 340,278 restricted shares of common stock in exchange for consulting services provided to the Company through June 30, 2020. The expense was recognized ratably over the term of the consulting contract, included in general and administrative expenses and recorded as a capital contribution and amounted to approximately $82,250 and $245,000 during the years ended June 30, 2020 and 2019, respectively.

Amesite Parent estimates the fair value of each option award using a BSM that uses the weighted-average assumptions included in the table in Note 5. Expected volatilities are based on historical volatility of comparable companies. Amesite Parent uses historical data to estimate option exercise within the valuation model, or estimates the expected option exercise when historical data is unavailable. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Amesite Parent has not paid any dividends on common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future. When calculating the amount of annual compensation expense, Amesite Parent has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.

Amesite Operating Company

Notes to Financial Statements

Note 6 - Stock-Based Compensation (Continued)

A summary of option activity for the years ended June 30, 2020 and June 30, 2019 is presented below:

Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Total Shares
Outstanding at July 1, 2018	947,917	$1.50	10	947,917
Granted	270,916	1.50	9.05	270,916
Exercised	(127,000)	1.50		(127,000)
Outstanding at June 30, 2019	1,091,833	1.50	8.90	1,091,833

Outstanding at July 1, 2019	1,091,833	1.50	8.90	1,091,833
Granted	1,907,000	2.00	9.76	1,907,000
Terminated	(36,000)	1.50		(36,000)
Outstanding at June 30, 2020	2,962,833	1.82	9.06	2,962,833

Vested or expected to vest at June 30, 2020	2,962,833	1.82	9.06	2,962,833
Exercisable at June 30, 2020	1,016,906	1.50	7.78	1,016,906

The weighted-average grant-date fair value of options granted during the years ended June 30, 2020 and 2019 was $0.88 and $0.70, respectively. The options contained time-based vesting conditions satisfied over periods from two to five years from the grant date.

The Company recognized $555,048 and $607,115 of expense related to the Plan for the year ended June 30, 2020 and 2019, respectively. The expense is comprised of $82,250 for consulting services settled in restricted shares and $472,798 related to stock options for the year ended June 30, 2020. The expense is comprised of $245,000 for consulting services settled in restricted shares and $362,115 related to stock options for the period June 30, 2019.

As of June 30, 2020, there was approximately $1,508,000 of total unrecognized compensation cost for employees and non-employees related to nonvested options. That cost is expected to be recognized over a weighted-average period of 1 year.

Note 7 - Due to Parent Company

In April and May 2020, Amesite Parent issued unsecured, convertible notes payable (the “Notes”) to certain accredited investors in an offering intended to be exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof and Regulation D thereunder.

The Notes are unsecured, bear interest at 8% per annum, and mature one year from the date of issuance. The Notes are subject to automatic conversion into Amesite Parent’s common stock upon a qualified equity financing or change of control, based upon a specified formula; the lesser of $2.00 or 75% of the price paid per share in either of the conversion events.

Amesite Parent issued notes totaling $2,182,500 and incurred issuance costs of $261,900 and has loaned the net proceeds from the issuance to the Company. As of June 30, 2020, accrued interest of $26,000 has been recorded against the Notes. The issuance costs are being amortized over six months, which is the estimated length of time that the Company believes the note will be outstanding until a conversion event occurs. Amortization expense associated with the issuance costs of $79,000 has been recorded in the statement of operations as interest expense during the year ended June 30, 2020.

Amesite Operating Company

Notes to Financial Statements

Note 8 - Operating Lease

Through May 2020, the Company was obligated under an operating lease primarily for its office space. Prior to the lease being terminated in May 2020, the lease required monthly rent of $7,942. The lease required the Company to pay insurance, utilities, and shared maintenance costs in addition to the monthly rent of $7,942. A refundable security deposit of $5,000 was also required as part of the lease. Total rent expense was $59,332 and $69,471 for the years ended June 30, 2020 and 2019, respectively.

Subsequent to the termination of the lease, the Company is operating remotely and has no further lease obligations.

Note 9 - Income Taxes

The Company files a consolidated tax return with Amesite Parent and accounts for income taxes on a separate-return basis. For the year ended June 30, 2020 and prior periods since inception, the Company’s activities have not generated taxable income. A valuation allowance has been recorded on tax loss carryforwards and other deferred tax assets. Accordingly, the Company has not recognized any current or deferred income tax expense or benefit for the years ended June 30, 2020 and 2019.

A reconciliation of the provision for income taxes to income taxes computed by applying the statutory United States federal rate to income before taxes is as follows:

	June 30, 2020	June 30, 2019
Income tax, at applicable federal tax rate	$(875,764)	$(827,176)
State income tax	(193,697)	(185,454)
Change in valuation allowance	1,013,841	1,030,996
Other	55,620	(18,366)
Total provision for income taxes	$-	$-

The details of the net deferred tax asset are as follows:

	June 30, 2020	June 30, 2019
Deferred tax assets:
Deferred revenue	$38,824	$-
Start-up and organizational costs	135,208	170,895
Stock compensation expense	453,975	340,870
Straight line rent adjustment	-	5,267
Charitable contributions	2,608	772
Net operating loss carryforwards	1,864,672	897,184
Gross deferred tax assets	2,495,287	1,414,988
Valuation allowance recognized for deferred tax assets	(2,154,900)	(1,141,059)
Net deferred tax assets	340,387	273,929
Deferred tax liabilities:
Depreciation	(11,662)	(23,077)
Capitalized software	(328,725)	(250,852)
Gross deferred tax liabilities	(340,387)	(273,929)
Net deferred tax assets	$-	$-

Amesite Operating Company

Notes to Financial Statements

Note 9 - Income Taxes (Continued)

The Company has approximately $7,244,000 of net operating loss carryforwards available to reduce future income taxes, of which approximately $17,000 of net operating loss carryforwards expire in 2037. Due to uncertainty as to the realization of the net operating loss carryforwards and other deferred tax assets as a result of the Company’s limited operating history and operating losses since inception, a full valuation allowance has been recorded against the Company’s deferred tax assets. The Company does not have any uncertain tax positions.

Note 10 - Subsequent Events

The Company has evaluated subsequent events from the balance sheet date of June 30, 2020, through August 14, 2020, the date the financial statements were available to be issued.

On August 4, 2020, the stockholders of Amesite Parent approved a reorganizational merger pursuant to an Agreement and Plan of Merger (“Merger Agreement”) dated July 14, 2020 whereby the Company will merge with and into Amesite Parent with the Company resulting as the surviving entity. In connection with the Merger Agreement, the Company will change its name to “Amesite Inc.” The Merger Agreement has been approved in contemplation of a proposed filing of a registration statement for the offering of common shares of the Company.

On August 4, 2020, the stockholders of Amesite Parent approved the increase of shares of common stock issuable under its Equity Incentive Plan to 4,600,000 shares (from 2,529,000 shares).

Amesite, Inc.

Condensed Balance Sheets (unaudited)

	March 31, 2021	June 30, 2020
Assets
Current Assets
Cash and cash equivalents	$12,121,692	$4,093,874
Accounts receivable	6,900	61,120
Prepaid expenses and other current assets	625,686	227,274
Property and Equipment - Net	100,222	45,308
Capitalized Software - Net	1,359,573	1,277,097
Total assets	$14,214,073	$5,704,673

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$215,850	$112,053
Notes payable (Note 7)	-	2,025,600
Accrued and other current liabilities:
Accrued compensation	96,356	62,485
Deferred revenue	544,615	380,000
Other accrued liabilities	178,097	124,639
Total current liabilities	1,034,918	2,704,777

Stockholders’ Equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 20,565,566 and 16,231,820 shares issued and outstanding at March 31, 2021 and June 30, 2020, respectively	2,017	1,583
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2021 or June 30, 2020	-	-
Additional paid-in capital	31,504,527	11,629,114
Accumulated deficit	(18,327,389)	(8,630,801)
Total stockholders’ equity	13,179,155	2,999,896
Total liabilities and stockholders’ equity	$14,214,073	$5,704,673

See notes to condensed financial statements.

Amesite, Inc.

Condensed Statements of Operations (unaudited)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020
Net Revenue	$201,394	$20,937	$418,315	$61,244

Operating Expenses
General and administrative expenses	1,049,128	378,541	3,523,259	1,377,450
Technology and content development	615,157	344,401	1,593,934	924,072
Sales and marketing	860,562	182,814	1,385,202	565,198
Total operating expenses	2,524,847	905,756	6,502,395	2,866,720

Other Income (Expense)
Interest Income	703	8,134	1,323	16,125
Interest Expense (Note 7)	-	-	(3,613,831)	(77)
Total other income (expense)	703	8,134	(3,612,508)	16,048

Net Loss	$(2,322,750)	$(876,685)	$(9,696,588)	$(2,789,428)

Earnings per Share
Basic earnings per share	$(.11)	$(.06)	$(.51)	$(.19)
Weighted average shares outstanding	20,538,461	15,831,820	19,150,778	14,699,015

See notes to condensed financial statements.

Amesite, Inc.

Condensed Statements of Stockholders’ Equity (unaudited)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance - July 1, 2019	$1,309	$6,304,118	$(4,460,498)	$1,844,929
Net loss	-	-	(953,097)	(953,097)
Stock compensation expense	-	179,870	-	179,870
Issuance of restricted common stock	124	2,093,555	-	2,093,679

Balance - September 30, 2019	1,433	8,577,543	(5,413,595)	3,165,381
Net loss	-	-	(959,646)	(959,646)
Stock compensation expense	-	100,375	-	100,375
Issuance of common stock	150	2,676,393	-	2,676,543

Balance - December 31, 2019	$1,583	$11,354,311	$(6,373,241)	$4,982,653
Net loss	-	-	(876,685)	(876,685)
Stock compensation expense	-	100,375	-	100,375

Balance - March 31, 2020	$1,583	$11,454,686	$(7,249,926)	$4,206,343

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance - July 1, 2020	$1,583	$11,629,114	$(8,630,801)	$2,999,896
Net loss	-	-	(5,086,264)	(5,086,264)
Issuance of common stock - net	300	12,795,930	-	12,796,230
Stock compensation expense	-	212,413	-	212,413
Conversion of notes payable	113	5,639,248	-	5,639,361

Balance - September 30, 2020	1,996	30,276,705	(13,717,065)	16,561,636
Net loss	-	-	(2,287,574)	(2,287,574)
Issuance of common stock	18	789,582		789,600
Stock compensation expense	-	217,075	-	217,075

Balance - December 31, 2020	$2,014	$31,283,362	$(16,004,639)	$15,280,737
Net loss	-	-	(2,322,750)	(2,322,750)
Cashless exercise of common stock warrants	3	(3)		-
Stock compensation expense	-	221,168	-	221,168

Balance – March 31, 2021	$2,017	$31,504,527	$(18,327,389)	$13,179,155

See notes to condensed financial statements.

Amesite, Inc.

Condensed Statements of Cash Flows (unaudited)

	Nine months ended March 31, 2021	Nine months ended March 31, 2020
Cash Flows from Operating Activities
Net loss	$(9,696,588)	$(2,789,428)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	537,112	365,349
Stock compensation expense	650,656	380,620
Amortization of debt costs	182,900	-
Interest expense on notes payable converted to common stock	3,430,931	-
Value of common stock issued in exchange for consulting services	789,600	-
Changes in operating assets and liabilities which (used) provided cash:
Accounts receivable	54,220	(366,120)
Prepaid expenses and other assets	(398,412)	(1,872)
Accounts payable	103,797	(107,779)
Deferred revenue	164,615	380,000
Accrued compensation	33,871	(14,913)
Accrued and other liabilities	53,388	(10,640)
Net cash and cash equivalents used in operating activities	(4,093,910)	(2,164,783)

Cash Flows from Investing Activities
Purchase of property and equipment	(67,266)	(7,810)
Investment in capitalized software	(607,236)	(650,306)
Net cash and cash equivalents used in investing activities	(674,502)	(658,116)

Cash Flows from Financing Activities – Issuance of common stock – net of issuance costs	12,796,230	4,770,222

Net Increase in Cash and Cash Equivalents	8,027,818	1,947,323
Cash and Cash Equivalents - Beginning of period	4,093,874	1,008,902
Cash and Cash Equivalents - End of period	$12,121,692	$2,956,225

Significant Noncash Transactions:
Acquisition of capitalized software included in accounts payable and accrued liabilities	$94,481	$33,105
Conversion of convertible notes payable, including accrued interest of $73,315, into 1,127,872 shares of common stock	$2,255,745	$-
Issuance of common stock in exchange for consulting services	$789,600	$-

See notes to condensed financial statements.

Note 1 - Nature of Business

Amesite Inc. (the “Company”) was incorporated in November 2017. The Company is an artificial intelligence driven platform and course designer, that provides customized, high performance and scalable online products for schools and businesses. The Company uses machine learning to provide a novel, mass customized experience to learners. The Company’s customers are businesses, universities and colleges, and nonprofit organizations. The Company’s activities are subject to significant risks and uncertainties. The Company’s operations are considered to be in one segment.

On September 18, 2020, we consummated a reorganizational merger (the “Reorganization”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated July 14, 2020, whereby we merged with and into Amesite Inc. (“Amesite Parent”) our former parent corporation, with our Company resulting as the surviving entity. In connection with the same, we filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, and changed our name from “Amesite Operating Company” to “Amesite Inc.” The stockholders of Amesite Parent approved the Merger Agreement on August 4, 2020. The directors and officers of Amesite Parent became our directors and officers.

Pursuant to the Merger Agreement, on the Effective Date, each share of the Amesite parent’s common stock, $0.0001 par value per share, issued and outstanding immediately before the Effective Date, was converted, on a one-for-one basis, into shares of our common stock.

Additionally, each option or warrant to acquire shares of Amesite Parent outstanding immediately before the Effective Date was converted into and became an equivalent option to acquire shares of our common stock, upon the same terms and conditions.

As discussed in Note 6, the Company completed a stock offering through which it raised approximately $12.8 million in net proceeds. These funds will be utilized to execute the Company’s strategic growth plans, including hiring additional sales staff as well as product engineers. These funds provide sufficient operating capital for the Company. As such, we have concluded there are no current conditions or events present that raise substantial doubt about the entity’s ability to continue as a going concern.

Note 2 - Significant Accounting Policies

Basis of Presentation

The condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and considering the requirements of the United States Securities and Exchange Commission (“SEC”). The Company has a fiscal year with a June 30 year end.

In the opinion of management, the financial statements of the Company as of March 31, 2021 and 2020 and for the three and nine months ended March 31, 2021 and 2020 include all adjustments and accruals, consisting only of normal, recurring accrual adjustments, which are necessary for fair presentation of the results for the interim periods. These interim results are not necessarily indicative of results for a full year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed in or omitted from this report pursuant to the rules and regulations of the SEC. These financial statements should be read together with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020.

Certain operating expenses within the statement of operations from the prior year have been reclassified to conform with the current year presentation.

Use of Estimates

The preparation of condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

Fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The total amount of bank deposits (checking, savings, and investment accounts) that was insured by the FDIC at March 31, 2021 was $500,000.

Property and Equipment

Property and equipment are recorded at cost. The straight-line method is used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Depreciable Life - Years
Leasehold improvements	Shorter of estimated lease term or 10 years
Furniture and fixtures	7 years
Computer equipment and software	5 years

Capitalized Software Costs

The Company capitalizes significant costs incurred in the development of software for internal use, including the costs of the software, materials, consultants, and payroll and payroll related costs for employees incurred in developing internal use computer software. Planning costs incurred prior to the development of software and costs not qualifying for capitalization are charged to expense. The Company amortizes capitalized software over a period of three years, which is the expected useful life of the software. The Company recognized amortization expense of approximately $192,000 and $132,000 for the three month periods ended March 31, 2021 and 2020, respectively. The Company recognized amortization expense of approximately $525,000 and $336,000 for the nine month periods ended March 31, 2021 and 2020, respectively. Accumulated amortization at March 31, 2021 and 2020 was $1,129,186 and $457,659, respectively.

Revenue Recognition

We generate substantially all of our revenue from contractual arrangements with our businesses, colleges and universities to provide a comprehensive platform of integrated technology and technology enabled services related to product offerings. During the nine month period ending March 31, 2021, we recognized revenue from contracts with customers of $418,315, of which $68,880 related to services transferred at a point in time, and the remainder related to services provided over time.

Performance Obligations and Timing of Recognition

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

We derive revenue from annual licensing arrangements, including maintenance fees, setup fees and other variable fees for course development and miscellaneous items. Our contracts with partners generally have two to five-year terms and have a single performance obligation. The promises to set up and provide a hosted platform of tightly integrated technology and services partners need to attract, enroll, educate and support students are not distinct within the context of the contracts. This performance obligation is satisfied as the partners receive and consume benefits, which occurs ratably over the contract term.

Occasionally, we provide professional services, such as custom development, non-complex implementation activities, training, and other various professional services. We evaluate these services to determine if they are distinct and separately identifiable in the context of the contract. In our contracts with customers that contain multiple performance obligations as a result of this assessment, we allocate the transaction price to each separate performance obligation on a relative standalone selling price basis. Standalone selling prices of our solutions and services are typically estimated based on observable transactions when the solutions or services are sold on a standalone basis. When standalone selling prices are not observable, we utilize a cost plus margin approach to allocate the transaction price.

We do not disclose the value of unsatisfied performance obligations because the variable consideration is allocated entirely to a wholly unsatisfied promise to transfer a service that forms part of a single performance obligation (i.e., consideration received is based on the level of product offerings, which is unknown in advance).

We also receive fees that are fixed in nature, such as annual license and maintenance charges, in place of or in conjunction with variable consideration. The fees are independent of the number of students that are enrolled in courses with our customers and are allocated to and recognized ratably over the service period of the contract that the Company’s platform is made available to the customer (i.e. the customer simultaneously receives and consumes the benefit of the software over the contract service period).

The following factors affect the nature, amount, timing, and uncertainty of our revenue and cash flows:

●	The majority of our customers are private and public learning institutions across various domestic regions

●	The majority of our customers have annual payment terms

The following table shows revenue from contracts with customers by customer type for the nine months ended March 31:

Customer Type	2021	2020
Enterprise	$349,745	$-
K12	45,166	-
University	23,404	61,244
Total	$418,315	$61,244

Contract Fulfilment Costs

We incur certain fulfilment costs related to software design of specific course offerings for our customers, primarily comprised of software development, configuration costs, and implementation costs. These costs are capitalized and recorded on a contract-by-contract basis and amortized using the straight-line method over the length of the contract (i.e. on a systematic basis that is consistent with the transfer to the customer of the goods or services to which the asset relates). There were no costs to fulfill capitalized or amortized as of March 31, 2021 or 2020.

Accounts Receivable, Contract Assets and Liabilities

Balance sheet items related to contracts consist of accounts receivable (net) and contract liabilities on our condensed balance sheets. Accounts receivable (net) is stated at net realizable value, and we utilize the allowance method to provide for doubtful accounts based on management’s evaluation of the collectability of the amounts due. Our estimates are reviewed and revised periodically based on historical collection experience and a review of the current status of accounts receivable. Historically, actual write-offs for uncollectible accounts have not significantly differed from prior estimates. There was no allowance for doubtful accounts on accounts receivable balances as of March 31, 2021 and 2020.

We may recognize revenue prior to billing a customer when we have satisfied or partially satisfied our performance obligations as billings to our customers may not be made until after the service period has commenced. As of March 31, 2021 and 2020, we do not have any contract assets.

Contract liabilities as of each balance sheet date represent the excess of amounts billed or received as compared to amounts recognized in revenue on our condensed statements of operations as of the end of the reporting period, and such amounts are reflected as a current liability on our condensed balance sheets as deferred revenue. We generally receive payments prior to completion of the service period and our performance obligations. These payments are recorded as deferred revenue until the services are delivered or until our obligations are otherwise met, at which time revenue is recognized.

Some contracts also involve annual license fees, for which upfront amounts are received from customers. In these contracts, the license fees received in advance of the platform’s launch are recorded as contract liabilities.

The following table provides information on the changes in the balance of contract liabilities for the nine months ended March 31:

	2021	2020
Opening balance	$380,000	$-
Billings	582,930	-
Less revenue recognized from continuing operations (net of cancellations):	(418,315)	-
Closing balance	$544,615	$-

Technology and Content Development

Technology and content development expenditures consist primarily of personnel and personnel-related expense and contracted services associated with the maintenance of our platform as well as hosting and licensing costs and are charged to expense as incurred. It also includes amortization of capitalized software costs and research and development costs related to improving our platform and creating content that are charged to expense as incurred.

Stock-Based Payments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 “Compensation-Stock Compensation” requires companies to measure the cost of employee and nonemployee services received in exchange for the award of equity instruments based on the estimated fair value of the award at the date of grant. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award. The Company accounts for shares of common stock, stock options and warrants issued to employees and nonemployees based on the fair value of the stock, stock option or warrant.

Income Taxes

In calculating the provision for interim income taxes, in accordance with Accounting Standards Codification (ASC) 740, Income Taxes, we apply an estimated annual effective tax rate to year-to-date ordinary income. At the end of each interim period, we estimate the effective tax rate expected to be applicable for the full fiscal year.

Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the condensed statement of operations in the period that includes the enactment date.

Net Loss per Share

Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. For the three and nine months ended March 31, 2021, the Company had 2,910,125 and 2,032,533 potentially dilutive shares of common stock related to common stock options and warrants, respectively, as determined using the if-converted method. For the three and nine months ended March 31, 2020, the Company had 1,597,833 and 2,045,315 potentially dilutive shares of common stock related to common stock options and warrants, respectively, as determined using the if-converted method. For all periods presented, the dilutive effect of common stock options and common stock warrants has not been included in the average shares outstanding for the calculation of net loss per share as the effect would be anti-dilutive as a result of our net losses in these periods.

Risks and Uncertainties

The Company operates in an industry subject to rapid change. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, and other risks associated with an early stage company, including the potential risk of business failure.

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a novel coronavirus as a “pandemic.” First identified in late 2019 and known now as COVID-19, the outbreak has impacted thousands of individuals worldwide. In response, many countries, including the United States, have implemented measures to combat the outbreak which have impacted global business operations. While management believes the Company’s operations have not been significantly impacted, the Company continues to monitor the situation. In addition, while the Company’s results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Note 3 - Prepaid Expenses

Prepaid expenses and other assets is comprised of the following:

	March 31, 2021	June 30, 2020
Prepaid insurance	$364,259	$36,102
Prepaid consulting services	24,110	-
Prepaid offering costs	-	142,730
Other prepaid services	237,317	48,442
Total	$625,686	$227,274

Note 4 - Stock-Based Compensation

The Company’s Equity Incentive Plan (the “Plan”) permits the grant of stock options, stock appreciation rights, restricted stock, or restricted stock units to officers, employees, directors, consultants, agents, and independent contractors of the Company. The Company believes that such awards better align the interests of its employees, directors, and consultants with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest over two years from the grant date and generally have ten-year contractual terms. Certain option awards provide for accelerated vesting (as defined in the Plan).

The Company has reserved 4,600,000 shares of common stock to be available for granting under the Plan.

The Company estimates the fair value of each option award using a Black-Scholes Model (“BSM”) that uses the weighted-average assumptions included in the table below. Expected volatilities are based on historical volatility of comparable companies. The Company uses historical data to estimate option exercise within the valuation model or estimates the expected option exercise when historical data is unavailable. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company has not paid any dividends on common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future. When calculating the amount of annual compensation expense, the Company has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.

The following table summarizes the assumptions used for estimating the fair value of the stock options granted for the nine-month periods presented:

	March 31, 2021	March 31, 2020
Expected term (years)	6.00	6.00
Risk-free interest rate	0.12%	1.50%
Expected volatility	46.30%	45.00%
Dividend yield	0%	0%

A summary of option activity for the nine months ended March 31, 2021 is presented below:

Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at July 1, 2020	2,962,833	$1.82	9.06
Granted	234,000	3.97	9.59
Terminated	(286,708)	2.29	-
Outstanding at March 31, 2021	2,910,125	1.95	8.42

The weighted-average grant-date fair value of options granted during the nine month period ended March 31, 2021 was $1.75. The options contained time-based vesting conditions satisfied over periods ranging from two to five years from the grant date.

The Company recognized $221,168 and $100,375 in expense related to the Plan for the three month periods ended March 31, 2021 and 2020, respectively. The Company recognized $650,656 and $380,620 in expense related to the Plan for the nine month periods ended March 31, 2021 and 2020, respectively. As of March 31, 2021, there was approximately $976,000 of total unrecognized compensation cost for employees and non-employees related to nonvested options. That cost is expected to be recognized through June 2025.

Note 5 - Income Taxes

For the three and nine months ended March 31, 2021 and prior periods since inception, the Company’s activities have not generated any taxable income or tax liabilities. Accordingly, the Company has not recognized an income tax benefit for the three and nine month periods ended March 31, 2021 and 2020.

The Company has approximately $16,311,000 of net operating loss carryforwards available to reduce future income taxes, of which approximately $17,000 of net operating loss carryforwards expire in 2037. Due to uncertainty as to the realization of the net operating loss carryforwards and other deferred tax assets as a result of the Company’s limited operating history and operating losses since inception, a full valuation allowance has been recorded against the Company’s deferred tax assets.

Note 6 - Common Stock

On September 25, 2020, the Company completed an initial public offering (“Offering”) of 3,000,000 shares of its common stock, $0.0001 par value per share, at an offering price of $5.00 per share (total net proceeds of approximately $12.8 million after underwriting discounts, commissions, and other offering costs). In connection with the Offering, the Company has agreed to issue five (5) year warrants to the underwriter to purchase five percent (5%) of the number of common shares sold in the Offering for an exercise price equal to $6.00. Total warrants of 150,000 were issued to the underwriter on September 29, 2020.

The Company measures the warrants using the Black-Scholes Model (“BSM”) to estimate their fair value. The fair value of the warrants issued in connection with the Offering was approximately $249,000 based on the following inputs and assumptions using the BSM: (i) expected stock price volatility of 45.00%; (ii) risk-free interest rate of .14%; and (iii) expected life of the warrants of 5 years. The warrants are included in offering costs in the Statement of Stockholders’ Equity.

In connection with the Offering, the Company converted its outstanding convertible notes payable into 1,127,872 shares of its common stock (Note 7).

Additionally, in connection with the Offering, the Company cancelled 126,532 warrants previously issued to nonemployees in exchange for professional services to meet certain offering listing requirements, of which 6,665 were replaced and deemed vested in full. As a result, the Company recorded approximately $15,000 of additional warrant expense, which was recorded as additional paid-in-capital.

On November 3, 2020 and December 14, 2020, the Company issued 69,709 shares of its common stock totaling approximately $290,000 in value and 106,383 shares of its common stock totaling approximately $500,000 in value, respectively, to various consulting firms in exchange for strategic investor relations services. These shares vested immediately upon issuance.

On March 23, 2021, warrant holders exercised 36,250 warrants on a cashless basis and received 29,782 shares of common stock.

Note 7 - Convertible Notes Payable

In April and May 2020, the Company issued unsecured, convertible notes payable (the “Notes”) to certain accredited investors, with an aggregate principal amount of $2,182,500, in an offering intended to be exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) thereof and Regulation D thereunder.

The Notes were unsecured, bore interest at 8% per annum, and matured one year from their dates of issuance. The Notes were subject to automatic conversion into the Company’s common stock upon a qualified equity financing or change of control, based on a specified formula for the conversion price; using the lesser of $2.00 or 75% of the price paid per share in either of the conversion events.

The Company incurred issuance costs of $261,900. The issuance costs were amortized over six months, which was the estimated length of time that the Company believed the Notes would be outstanding until a conversion event occurred.

In connection with the Offering (Note 6), the Notes (totaling $2,255,815, including accrued interest) were converted into 1,127,872 shares of common stock at a price of $2.00 per share. As the Offering price was $5.00 per share, the Company recognized an expense totaling $3,383,546 which represents the discount provided to the Note holders. This expense is recorded within interest expense in the condensed statement of operations. Additionally, upon completion of the Offering, the remaining unamortized debt issuance costs of $182,900 were fully amortized and included within interest expense.

                      Shares

Amesite, Inc.

Common Stock

Prospectus

                      , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$1,013
Accounting fees and expenses	$10,000
Legal fees and expenses	$35,000
Miscellaneous	$1,000
Total	$47,013

Item 14. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Our certificate of incorporation provides that to the fullest extent permitted by the General Corporation Law, a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our bylaws provide that we shall indemnify and hold harmless our directors and officers to the fullest extent permitted by applicable law, except that we will not be required to indemnify or hold harmless any director or officer in connection with any proceeding initiated by such person unless the proceeding was authorized by our board of directors. Under our bylaws, such rights shall not be exclusive of any other rights acquired by directors and officers, including by agreement.

Our bylaws provide that we will pay expenses to any director or officer prior to the final disposition of the proceeding, provided, however, that such advancements shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined that such director or officer is not entitled to indemnification under the bylaws of or otherwise.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

In addition to the indemnification obligations required by our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors and officers. These agreements provide for the indemnification of our directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought or threatened to be brought against them by reason of the fact that they are or were our agents.

As a condition to the Merger, we also entered into a Pre-Merger Indemnity Agreement with our former officers and directors, pursuant to which we agreed to indemnify such former officers and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

We expect to obtain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these certificate of incorporation provisions, bylaw provisions, indemnification agreements and the insurance are necessary to attract and retain qualified persons as directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities issued or granted by us within the past three years that were not registered under the Securities Act:

Sales of Unregistered Securities of Amesite Operating Company

The following list sets forth information as to all securities Amesite Operating Company sold from since inception, which were not registered under the Securities Act. The following description is historical and has not been adjusted to give effect to the Merger effectuated in March 2018 or the share conversion ratio pursuant to the Merger Agreement.

On November 14, 2017, we issued an aggregate of 4,000,000 shares of Class B common stock at a price per share of $0.0001 for aggregate gross consideration of approximately $400 to 1 accredited investor.

On April 27, 2018 we issued 1,000 shares of our common stock to Amesite Parent in connection an Agreement and Plan of Merger, dated April 27, 2018. As a result, we became a wholly-owned subsidiary of Amesite Parent.

Sales of Unregistered Securities of Amesite Parent

On April 2, 2018, Amesite Parent issued 33,333 shares of common stock to its legal counsel in connection with services rendered to Amesite Parent pre-Merger.

On April 27, 2018 and June 8, 2018 in connection with a private placement, Amesite Parent issued an aggregate of 2,921,145 shares of common stock at a price of $1.50 per share to accredited investors for aggregate gross proceeds of approximately $4.4 million. On April 27, 2018 and June 8, 2018 in connection with the Private Placement, Amesite Parent issued warrants to purchase an aggregate of 212,665 and 79,449 shares, respectively, of common stock to the offering placement agents, at an exercise price of $1.50 per share.

On April 27, 2018, pursuant to the terms of the Merger Agreement, all of the shares of capital stock of Amesite Operating Company, including restricted common stock issued by Amesite Operating Company to its pre-Merger stockholders (which outstanding amounts were first converted into shares of Amesite Operating Company common stock immediately prior to the Effective Time of the Merger), were converted into an aggregate of 5,833,333 shares of Amesite Parent’s common stock after adjustments due to rounding for fractional shares. In addition, Amesite Parent assumed all outstanding equity awards to purchase Amesite Operating Company common stock that remained outstanding under the 2017 Plan, whether vested or unvested, and converted them into equity awards to purchase an aggregate of 1,288,195 shares of our common stock.

On April 27, 2018, in connection with the Insider Investment, Amesite Parent issued 895,829 shares of common stock at a price of $1.20 to accredited investors for aggregate gross proceeds of approximately $1.07 million.

On July 13, 2018, Amesite Parent issued 340,278 restricted shares of common stock in exchange for consulting services provided during the period ended June 30, 2018, and for future services unrendered.

On June 11, 2019, Amesite Parent issued a warrant to purchase up to 1,479,078 shares of Amesite Parent common stock, par value $0.0001 per share (the “Warrant”) to an accredited investor for advisory services rendered. The Warrant is exercisable at $1.50 per share, subject to adjustment, and has a term of five (5) years.

On July 29, 2019, Amesite Parent granted a director 75,000 options to purchase common stock in connection with her appointment to the board or directors. These options carry an exercise price of $2.00 per share.

From August 2019 to December 2019, Amesite Parent soled and issued an aggregate of 2,741,235 shares of common stock to accredited investors in a private placement. Amesite Parent will issue warrants to the placement agent in the offering to purchase up to 274,123 shares of Amesite Parent’s common stock (10% of the total securities sold in the offering), with an exercise price equal to $2.00 per share.

On April 21, 2020, May 6, 2020, and May 22, 2020, Amesite Parent entered into note purchase agreements (the “Purchase Agreements”) with certain accredited investors in connection with the offering and sale of unsecured convertible promissory notes with an aggregate principal amount of $2,182,500, before deducting referral fees payable to a FINRA-registered broker/dealer and other offering expenses in connection with the closing of a private placement offering.

On May 21, 2020, Amesite Parent issued 525,000 options to purchase common stock to its Chief Executive Officer in connection with her Executive Agreement. These options carry an exercise price of $2.00 per share.

On May 22, 2020 Amesite Parent issued an aggregate of 960,000 options to purchase common stock to its directors in consideration for their service its board of directors. These options carry an exercise price of $2.00 per share.

On June 29, 2020, Amesite Parent issued 15,000 options to purchase common stock to an employee of the Company. These options carry an exercise price of $2.00 per share.

On July 7, 2020, Amesite Parent issued 50,000 options to purchase common stock to its Chief Financial Officer in connection with his employment agreement. These options carry an exercise price of $2.00 per share.

During the quarter ended March 31, 2021, we agreed to issue at a future date an aggregate of 39,438 shares of common stock to consultants for services rendered.

The transactions described above, including those to be issued in connection with the Reorganization, are exempt from registration under Section 4(a)(2) of the Securities Act (or Rule 506 of Regulation D) as not involving any public offering.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger and Reorganization, dated April 26, 2018, by and among Lola One Acquisition Corporation, Acquisition Sub, a Delaware corporation and wholly-owned subsidiary of Amesite Parent, and Amesite Operating Company, a Delaware corporation (incorporated by reference to Ex. 2.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
2.2	Form of Agreement and Plan of Merger and Reorganization, dated July 14, 2020, by and between Amesite Operating Company, a Delaware corporation, and Amesite Inc., a Delaware corporation. (incorporated by reference to Ex. 2.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
3.1	Certificate of Merger relating to the merger of Lola One Acquisition Corporation with and into Amesite Operating Company, filed with the Secretary of State of the State of Delaware on April 26, 2018, effective on April 27, 2018. (incorporated by reference to Ex. 3.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
3.2	Form of Certificate of Merger relating to the merger of Amesite Inc. with and into Amesite Operating Company, to be filed with the Secretary of State of the State of Delaware. (incorporated by reference to Ex. 3.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
3.3	Amended and Restated Certificate of Incorporation, as currently in effect. (incorporated by reference to Ex. 3.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
3.4	Amended and Restated Certificate of Incorporation of Amesite Parent, as currently in effect. (incorporated by reference to Ex. 3.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
3.5	Second Amended and Restated Certificate of Incorporation, to be in effect after the completion of the Reorganization (incorporated by reference to Ex. 3.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
3.6	Bylaws, as currently in effect. (incorporated by reference to Ex. 3.6 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
3.7	Amended and restated Bylaws, to be in effect after the completion of the Reorganization (incorporated by reference to Ex. 3.7 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
3.8	Certificate of Incorporation of the Registrant (Incorporated by reference to Ex. 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2020)
3.9	Bylaws of the Registrant (Incorporated by reference to Ex. 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2020)
5.1^	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Form of Subscription Agreement (incorporated by reference to Ex. 10.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.2	Form of Registration Rights Agreement (incorporated by reference to Ex. 10.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.3	Form of Amended and Restated Registration Rights Agreement, dated February 14, 2020 (incorporated by reference to Ex. 10.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.4	Form of Amended and Restated Registration Rights Agreement, dated April 14, 2020 (incorporated by reference to Ex. 10.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.5	Form of Purchase Agreement (incorporated by reference to Ex. 10.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.6	Form of Unsecured Convertible Promissory Note (incorporated by reference to Ex. 10.6 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).

10.7+	2017 Equity Incentive Plan and forms of award agreements thereunder, assumed in the Reorganization (incorporated by reference to Ex. 10.7 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.8+	2018 Equity Incentive Plan and forms of award agreements thereunder, assumed in the Reorganization. (incorporated by reference to Ex. 10.8 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.9+	Employment Agreement dated as of November 14, 2017 by and between Amesite Operating Company and Ann Marie Sastry, Ph.D. (incorporated by reference to Ex. 10.9 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.10	Lease Agreement dated as of November 13, 2017 by and between Amesite Operating Company and 205-207 East Washington, LLC. (incorporated by reference to Ex. 10.10 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.11+	Employment Agreement dated as of April 27, 2018 by and between the Company and Ann Marie Sastry. (incorporated by reference to Ex. 10.11 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.12+	Executive Agreement, effective as of June 1, 2020, by and between the Company and Ann Marie Sastry. (incorporated by reference to Ex. 10.12 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.13	Form of Lock-up Agreement (incorporated by reference to Ex. 10.13 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.14	Consulting Agreement by between the Company and Richard DiBartolomeo (incorporated by reference to Ex. 10.14 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.15+	Employment Offer Letter, dated July 14, 2020, by and between the Company and Richard DiBartolomeo (incorporated by reference to Ex. 10.15 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-248801) filed with the SEC on September 4, 2020).
10.16+	Kern Employment Letter, Dated January 31, 2021 (incorporated by reference to Ex. 10.1 to the Registrant’s Current Report on Form 8-k filed with the SEC on February 4, 2021)
10.17	Purchase Agreement, dated as of August 2, 2021, between Amesite, Inc. and Lincoln Park Capital Fund, LLC ((incorporated by reference to Ex. 10.1 to the Registrant’s Current Report on Form 8-k filed with the SEC on August 6, 2021)
10.18	Registration Rights Agreement, dated as of August 2, 2021, between Amesite, Inc. and Lincoln Park Capital Fund, LLC ((incorporated by reference to Ex. 10.2 to the Registrant’s Current Report on Form 8-k filed with the SEC on August 6, 2021)
23.1*	Consent of Deloitte & Touche LLP
23.2^	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page hereto)

*	Filed herewith.
^	To be filed by amendment.

+	Indicates a management contract or any compensatory plan, contract or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(7)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Detroit, State of Michigan, on the 16th day of August 2021.

Amesite, Inc.

By:	/s/ Ann Marie Sastry
Ann Marie Sastry, Ph.D.
Its:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann Marie Sastry, Ph.D and Matthew Kern, or either of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ann Marie Sastry	Chief Executive Officer, President and Chairman of the Board	August 16, 2021
Ann Marie Sastry, Ph.D.	(Principal Executive Officer)

/s/ Matthew Kern	Chief Financial Officer	August 16, 2021
Matthew Kern	(Principal Financial Officer and Principal Accounting Officer)

/s/ Anthony M. Barkett	Director	August 16, 2021
Anthony M. Barkett

/s/ Barbie Brewer	Director	August 16, 2021
Barbie Brewer

/s/ Michael Losh	Director	August 16, 2021
Michael Losh

/s/ Richard T. Ogawa	Director	August 16, 2021
Richard T. Ogawa

/s/ Gilbert S. Omenn	Director	August 16, 2021
Gilbert S. Omenn, M.D., Ph.D.

/s/ George Parmer	Director	August 16, 2021
George Parmer